EXHIBIT 10.5
AMENDMENT NO. 2 TO TERM LOAN AGREEMENT
This AMENDMENT NO. 2 TO TERM LOAN AGREEMENT, dated as of March 20, 2026 (this “Amendment”), is entered into among KEURIG DR PEPPER INC. (“KDP”), MAPLE PARENT HOLDINGS CORP. (“Maple” and, together with KDP, the “Borrowers”), the Guarantors signatory hereto, the Lenders signatory hereto and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”).
WHEREAS, the Borrowers, the Lenders from time to time party thereto and the Administrative Agent have entered into that certain Term Loan Agreement, dated as of December 18, 2025 (as amended by the Amendment No. 1 to Term Loan Agreement, dated as of March 6, 2026, and as further amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement” and, as amended by this Amendment, the “Amended Credit Agreement).
WHEREAS, pursuant to Section 9.02 of the Credit Agreement, the Borrowers, the Lenders party hereto (constituting Required Lenders under the Credit Agreement on the Amendment Effective Date (immediately prior to giving effect to this Amendment)) and the Administrative Agent have agreed to amend the Credit Agreement, to among other things, permit conditional notices of borrowing thereunder.
NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto hereby agree as follows:
1.Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to them in the Amended Credit Agreement.
2.Credit Agreement Amendments. Subject to the satisfaction (or waiver) of the conditions set forth in Section 3 hereof, each of the parties hereto agrees that the Credit Agreement (excluding any schedules and exhibits thereto) shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the document attached as Exhibit A hereto.
3.Effectiveness. This Amendment will become effective upon the date (the “Amendment Effective Date”) on which the Administrative Agent shall have received a counterpart of this Amendment, duly executed by KDP, Maple, each Guarantor and the Lenders constituting the Required Lenders under the Credit Agreement on the Amendment Effective Date (immediately prior to giving effect to this Amendment).
4.Representations and Warranties. Each Borrower represents and warrants, as of the date hereof, that, after giving effect to the provisions of this Amendment, (a) each of the representations and warranties made by such Borrower in Article III of the Amended Credit Agreement is true in all material respects on and as of the date hereof as if made on and as of the date hereof, except (i) to the extent that such representations and warranties refer to an earlier date, in which case they were true in all material respects as of such earlier date or (ii) to the extent that such representations and warranties are qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true in all respects, and (b) no event shall have occurred and be continuing, or would result from this Amendment or the transactions contemplated hereby, that would, as of the Amendment Effective Date, constitute a Default.
5.Reaffirmations. Each Borrower and each Guarantor expressly acknowledges that it has reviewed and consents to the terms and conditions of this Amendment and the transactions contemplated hereby and by the Amended Credit Agreement. As of the Amendment Effective Date, each Guarantor hereby (i) reaffirms its guarantee of the Guaranteed Obligations (as defined in the Guaranty) under the terms and conditions of the Guaranty and (ii) agrees that such guarantee remains in full force and effect and shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment and that such guarantee is hereby ratified, reaffirmed, and confirmed.
6.Effect of the Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under, or otherwise constitute a substitution or novation, or a payment and reborrowing or a termination, of the Obligations existing under, the Credit Agreement, the Amended Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which, as amended, amended and restated, supplemented or otherwise modified hereby, are ratified and affirmed in all respects and shall continue in full force and effect. Upon the effectiveness of this Amendment, each reference in the Credit Agreement and in any exhibits attached thereto to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Amended Credit Agreement.
7.Direction to Administrative Agent. Effective as of the Amendment Effective Date, each of the Lenders party hereto (constituting the Required Lenders under the Credit Agreement on the Amendment Effective Date (immediately prior to giving effect to this Amendment)) hereby (x) approves the terms of this Amendment and (y) authorizes and instructs the Administrative Agent to enter into the this Amendment.
8.Miscellaneous. The provisions of Sections 9.03 (Expenses; Indemnity; Damage Waiver), 9.06 (Counterparts; Integration; Effectiveness), 9.09 (Governing Law; Jurisdiction; Consent to Service of Process), 9.10 (Waiver of Jury Trial) and 9.12 (Confidentiality) of the Credit Agreement shall apply with like effect to this Amendment, mutatis mutandis. This Amendment shall be a “Loan Document” for all purposes under the Amended Credit Agreement.
[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KEURIG DR PEPPER INC.

By:	/s/ Dan Morrell
Name: Dan Morrell
Title: Vice President and Treasurer

MAPLE PARENT HOLDINGS CORP.

By:	/s/ Dan Morrell
Name: Dan Morrell
Title: Vice President and Treasurer

234DP AVIATION, LLC
A & W CONCENTRATE COMPANY
BAI BRANDS LLC
BEVERAGES DELAWARE INC.
DP BEVERAGES INC.
DPS AMERICAS BEVERAGES, LLC
DPS BEVERAGES, INC.
DPS HOLDINGS INC.
DR PEPPER/SEVEN UP MANUFACTURING COMPANY
DR PEPPER/SEVEN UP, INC.
DR PEPPER/SEVEN-UP BEVERAGE SALES COMPANY
MOTT’S DELAWARE LLC
MOTT’S LLP
NANTUCKET ALLSERVE, LLC
SNAPPLE BEVERAGE CORP.
THE AMERICAN BOTTLING COMPANY

/s/ Dan Morrell
Name: Dan Morrell
Title: Vice President and Treasurer

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Lender

By:	/s/ Jack Kuhns
Name: Jack Kuhns
Title: Vice President

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Jack Kuhns
Name: Jack Kuhns
Title: Vice President

MUFG Bank, Ltd.,
as a Lender

By:	/s/ Meng Zhang
Name: Meng Zhang
Title: Director

JPMORGAN CHASE BANK, N.A.,
as a Lender

By: /s/ Mehreen Gaffar
Name: Mehreen Gaffar
Title: Vice President

BNP PARIBAS
as a Lender

By: /s/ Valentin Detry
Name: Valentin Detry
Title: Vice President
By: /s/ Marine Ausset
Name: Marine Ausset
Title: Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as a Lender

By: /s/ Andrew Sidford
Name: Andrew Sidford
Title: Managing Director
By: /s/ Dan Altieri
Name: Dan Altieri
Title: Director

Goldman Sachs Bank USA,
as a Lender

By: /s/ Roopa Chandra
Name: Roopa Chandra
Title: Authorized Signatory

MIZUHO BANK, LTD.
as a Lender

By: /s/ Tracy Rahn
Name: Tracy Rahn
Title: Managing Director

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By: /s/ Khrystyna Manko
Name: Khrystyna Manko
Title: Director

TRUIST BANK
as a Lender

By: /s/ Steve Curran
Name: Steve Curran
Title: Director

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH
as a Lender

By: /s/ Cara Younger
Name: Cara Younger
Title: Managing Director
By: /s/ Erlantz Peñalba Arce
Name: Erlantz Peñalba Arce
Title: Managing Director

CITIBANK, N.A.,
as a Lender

By: /s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH
as a Lender

By: /s/ Van Brandenburg
Name: Van Brandenburg
Title: Managing Director
By: /s/ Elizabeth Kleopoulos
Name: Elizabeth Kleopoulos
Title: Vice President

HSBS Bank USA, National Association
as a Lender

By: /s/ Aidan Spoto
Name: Aidan Spoto
Title: Director, Relationship Manager

Royal Bank of Canada
as a Lender

By: /s/ John Flores
Name: John Flores
Title: Authorized Signatory

The Toronto-Dominion Bank, New York Branch
as a Lender

By: /s/ Victoria Roberts
Name: Victoria Roberts
Title: Authorized Signatory

U.S. Bank National Association
as a Lender

By: /s/ Christi K. Shaw
Name: Christi K. Shaw
Title: Vice President

EXHIBIT A
Amended Credit Agreement
[Attached]

EXHIBIT A

TERM LOAN AGREEMENT
dated as of
December 18, 2025,
as amended by Amendment No. 1, dated as of March ~~[~~6~~]~~, 2026, as further amended by Amendment No. 2, dated as of March 20, 2026 among
KEURIG DR PEPPER INC. and
MAPLE PARENT HOLDINGS CORP.,
as the Borrowers
THE LENDERS PARTY HERETO
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent,
MORGAN STANLEY SENIOR FUNDING, INC.
and
MUFG BANK, LTD.
as Joint Lead Arrangers and Joint Bookrunner,

and

MUFG BANK, LTD.,
as Syndication Agent
WEIL\101180260\6\64058.0353

Table of Contents
Page
ARTICLE I DEFINITIONS    1
Section 1.01    Defined Terms    1
Section 1.02    [Reserved]    33
Section 1.03    Terms Generally    33
Section 1.04    Accounting Terms; GAAP    34
Section 1.05    [Reserved]    34
Section 1.06    Interest Rates    34
ARTICLE II THE CREDITS    35
Section 2.01    Commitments; Loans    35
Section 2.02    Loans and Borrowings    35
Section 2.03    Requests for Borrowings    35
Section 2.04    [Reserved]    36
Section 2.05    [Reserved]    36
Section 2.06    Funding of Borrowings    36
Section 2.07    Interest Elections    37
Section 2.08    Termination and Reduction of Commitments    37
Section 2.09    Repayment of Loans; Evidence of Debt    39
Section 2.10    Prepayment of Loans    40
Section 2.11    Fees    41
Section 2.12    Interest    41
Section 2.13    Alternate Rate of Interest    42
Section 2.14    Increased Costs    44
Section 2.15    Break Funding Payments.    45
Section 2.16    Taxes    46
Section 2.17    Payments Generally; Pro Rata Treatment; Sharing of Set-offs    49
Section 2.18    Mitigation Obligations; Replacement of Lenders    50
Section 2.19    Defaulting Lenders    51
ARTICLE III REPRESENTATIONS AND WARRANTIES    51
Section 3.01    Organization; Powers    52
Section 3.02    Authorization; Enforceability    52
Section 3.03    Governmental Approvals; No Conflicts    52
i

Section 3.04    Financial Condition; No Material Adverse Change    52
Section 3.05    Litigation    53
Section 3.06    Investment Company Status    53
Section 3.07    Margin Regulations    53
Section 3.08    Affected Financial Institutions    53
Section 3.09    Anti-Corruption Laws and Sanctions    53
Section 3.10    Offer Documents.    53
ARTICLE IV CONDITIONS    53
Section 4.01    Effective Date    53
Section 4.02    Conditions to Closing Date.    54
Section 4.03    Conditions to Each Borrowing Date    55
Section 4.04    Actions During Certain Funds Period    55
Section 4.05    Determinations under this Section IV.    56
ARTICLE V AFFIRMATIVE COVENANTS    56
Section 5.01    Financial Statements; Ratings Change and Other Information    56
Section 5.02    Notices of Material Events    57
Section 5.03    Existence; Conduct of Business    58
Section 5.04    Payment of Taxes    58
Section 5.05    Maintenance of Properties; Insurance    58
Section 5.06    Compliance with Laws    58
Section 5.07    Use of Proceeds    58
Section 5.08    Guarantors    59
Section 5.09    The Offer.    60
ARTICLE VI NEGATIVE COVENANTS    61
Section 6.01    Liens    61
Section 6.02    Fundamental Changes    63
Section 6.03    Consolidated Interest Coverage Ratio    64
Section 6.04    Leverage Ratio.    64
ARTICLE VII EVENTS OF DEFAULT    64
ARTICLE VIII THE ADMINISTRATIVE AGENT; THE AGENTS    67
Section 8.01    The Administrative Agent; the Agents    67
Section 8.02    Administrative Agent’s Reliance, Indemnification    70
Section 8.03    Certain ERISA Matters    71
Section 8.04    Erroneous Payments    72

ARTICLE IX MISCELLANEOUS    74
Section 9.01    Notices    74
Section 9.02    Waivers; Amendments    76
Section 9.03    Expenses; Indemnity; Damage Waiver    77
Section 9.04    Successors and Assigns    79
Section 9.05    Survival    82
Section 9.06    Counterparts; Integration; Effectiveness    82
Section 9.07    Severability    82
Section 9.08    Right of Setoff    83
Section 9.09    Governing Law; Jurisdiction; Consent to Service of Process    83
Section 9.10    WAIVER OF JURY TRIAL    83
Section 9.11    Headings    84
Section 9.12    Confidentiality    84
Section 9.13    Interest Rate Limitation    85
Section 9.14    Patriot Act    85
Section 9.15    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    85
Section 9.16    No Advisory or Fiduciary Responsibility    86
Section 9.17    Release of Guarantors    87
Section 9.18    Acknowledgement Regarding Any Supported QFCs    87
Section 9.19    Judgment Currency    88
Section 9.20    Debt Syndication During Certain Funds Period.    88
Section 9.21    Co-Borrower.    88

SCHEDULES:

Schedule 2.01 Schedule 6.01	Commitments Existing Liens

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Guaranty
Exhibit C	Form of Borrowing Request
Exhibit D-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E	Form of Confidentiality and Front Running Letter
Exhibit F	Form of Closing Date Officer’s Certificate

TERM LOAN AGREEMENT dated as of December 18, 2025 (as amended, restated, increased, extended, supplemented or otherwise modified from time to time, this “Agreement”), among KEURIG DR PEPPER INC. and MAPLE PARENT HOLDINGS CORP., as the Borrowers, the LENDERS from time to time party hereto and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.
On or about the Closing Date, KDP will acquire the majority of the issued and outstanding ordinary shares in the capital of JDE Peet’s N.V., a public limited company (naamloze vennootschap) incorporated under the laws of the Netherlands with its corporate seat (zetel) in Amsterdam, The Netherlands, or any successor thereto (“Joshua”), by way of the Acquisition. Any reference in this Agreement to KDP making an offer, acquiring the majority shares in Joshua or entering into an agreement in relation thereto shall be construed as a reference to KDP or KDP acting through one of its subsidiaries.
The Borrowers have requested that the Lenders and the Administrative Agent enter into this Agreement to provide a term loan credit facility to the Borrowers for the purposes set forth herein, and the Lenders and the Administrative Agent are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I

DEFINITIONS
Section 1.01Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Acquisition” means the acquisition by KDP of the Joshua Shares by means of the Offer, market purchases, any Irrevocable Undertaking, any Squeeze Out Procedure, or any Alternative Transaction Structure.
“Adjusted Interest Expense” means, with respect to any Person, for any period, the amount of adjusted interest expense reflected on the Parent’s Reconciliation of Certain Reported Items to Certain Non-GAAP Adjusted Items set forth in the Parent’s form 10-Q or form 10-K filed with the SEC.
“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders hereunder, and any successor appointed pursuant to Section 8.01(f).
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning assigned to such term in Section 9.01(d).
“Agents” means, collectively, the Administrative Agent and the Syndication Agent.
“Agreement” has the meaning assigned to such term in the preamble.

“Agreement Currency” has the meaning assigned to such term in Section 9.19.
“Alternative Transaction Structure” means a transaction or a combination of transactions for the purpose of acquiring all or substantially all of the assets of the Joshua Group (including by way of a statutory (bilateral or triangular) legal merger (juridische (driehoeks-)fusie) in accordance with sections 2:309 et seq and 2:333a DCC, a statutory legal demerger (juridische splitsing) in accordance with sections 2:334a et seq DCC, an issue of shares by Joshua against a contribution of cash and/or assets to Joshua and/or a sale and transfer of liabilities)), as described in the relevant Offer Documents.
“Amendment No. 1” means that certain Amendment No. 1 to Term Loan Agreement, dated as of the Amendment No. 1 Effective Date, by and among KDP, Maple, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent.
“Amendment No. 1 Effective Date” means March ~~[~~6~~]~~, 2026.
“Amendment No. 2” means that certain Amendment No. 2 to Term Loan Agreement, dated as of the Amendment No. 2 Effective Date, by and among KDP, Maple, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent.
“Amendment No. 2 Effective Date” means March 20, 2026.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Parent or any of its Subsidiaries from time to time that prohibit bribery or corruption.
“Applicable Pari Indebtedness” means, at any time after the consummation of the Acquisition, any Indebtedness for borrowed money in the form of a debt security or a credit facility (other than this Agreement) that is incurred or assumed by a Borrower or a Guarantor (other than Joshua and its Subsidiaries) in an outstanding principal amount (or has an amount of effective commitments) in an amount exceeding $100,000,000.
“Applicable Rate” means, for any day, with respect to any Loan, the applicable rate per annum set forth below based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt:

Index Debt Ratings:	Applicable Rate
Category 1 Index Debt ratings of at least A by S&P and/or A2 by Moody’s	0.750%
Category 2 Index Debt ratings less than Category 1, but at least A- by S&P and/or A3 by Moody’s	0.875%
Category 3 Index Debt ratings less than Category 2, but at least BBB+ by S&P and/or Baa1 by Moody’s	1.000%
Category 4 Index Debt ratings less than Category 3, but at least BBB by S&P and/or Baa2 by Moody’s	1.125%

Category 5 Index Debt ratings less than Category 4, but at least BBB- by S&P and/or Baa3 by Moody’s	1.250%
Category 6 Index Debt ratings less than Category 5	1.750%
For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 6; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date which is three (3) Business Days following the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Parent to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Parent and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Approved Fund” has the meaning assigned to such term in Section 9.04(b)(ii).
“ASC” has the meaning assigned to such term in Section 1.04(a).
“Asset Sale” means the sale or other disposition of assets by the Parent or any of its Subsidiaries outside the ordinary course of business as determined in good faith by the Parent, including as a result of foreclosure, casualty, condemnation or other similar events and including issuances of Equity Interests by the Parent’s Subsidiaries (including pursuant to third party investments in a joint venture or other structured capital solutions involving the issuance of Equity Interests by the Parent’s Subsidiaries) (excluding (A) for the avoidance of doubt, the issuance of Equity Interests of the Parent, (B) asset sales or other dispositions (including issuances of Equity Interests by the Parent’s Subsidiaries) between or among the Parent and its Subsidiaries, (C) the sale or other disposition of cash and cash equivalents, (D) the sale, exchange or other disposition of accounts receivable in connection with compromise, settlement or collection thereof or in connection with factoring transactions, in each case, in the ordinary course of business and (E) asset sales and other dispositions (including issuance of Equity Interests by the Parent’s Subsidiaries, and any sale or disposition of assets in the context of the Acquisition or an Alternative Transaction Structure), the Net Cash Proceeds of which do not exceed $250,000,000 in any single transaction or related series of transactions or $500,000,000 in the aggregate (and only any amount in excess of such threshold amounts shall constitute Net Cash Proceeds)).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means the period starting on (and including) the Closing Date and ending on the occurrence of a Mandatory Cancellation Event.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of a Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, the EURIBO Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the EURIBO Rate, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the alternate benchmark rate that has been selected by the Administrative Agent and the Parent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in Euros at such time in the United States and the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined in accordance with this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Euro at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Parent, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Parent, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one (1) or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then- current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Bidding Rules” means the EU Market Abuse Regulation, the Dutch Financial Supervision Act, and the DDPB.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).
“Bookrunners” means, collectively, Morgan Stanley Senior Funding, Inc. and MUFG Bank, Ltd., in their capacities as joint lead arrangers and joint bookrunners.
“Borrowed Debt” means any Indebtedness for borrowed money.
“Borrowers” means, (i) prior to the Amendment No. 1 Effective Date, KDP, (ii) on and after the Amendment No. 1 Effective Date but prior to the Spin-Off Consummation Time, KDP and Maple, and (iii) on and after the Spin-Off Consummation Time, Maple.
“Borrowing” means an advance of Loans of any Class made or continued on the same date and as to which a single Interest Period is in effect.
“Borrowing Date” means any day during the Certain Funds Period on which a Loan is made pursuant to Section 2.01.
“Borrowing Minimum” means €10,000,000.
“Borrowing Multiple” means €1,000,000.
“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03 substantially in the form of Exhibit C.

“Bridge Credit Agreement” means that certain Bridge Credit Agreement, dated as of August 24, 2025, by and among KDP, as the borrower, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, as amended by that certain Amendment No. 1 to Bridge Credit Agreement, dated as of December 18, 2025 (the “Bridge First Amendment”), and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) if such day relates to any interest rate setting as to a Term Benchmark Loan, any funding, disbursement, settlement and/or payment in Euros in respect of such Term Benchmark Loan or any other dealing in Euros to be carried out pursuant to this Agreement in respect of any such Term Benchmark Loan, any such day that is also a TARGET Day.
“Certain Funds Announcement” means the public announcement by KDP pursuant to article 7(4) of the DDPB and contained in the Initial Announcement.
“Certain Funds Covenant” means, with respect to the Borrowers only and excluding any obligation of any Borrower to procure that any of its Subsidiaries or any other Person take, or refrain from taking any action, any covenant contained in Section 5.09(a), Section 6.01 (solely with respect to intentional breaches thereof by the Borrowers with respect to the creation of a new Lien) and Section 6.02(a) (solely with respect to intentional breaches thereof by the Borrowers).
“Certain Funds Default” means, with respect to the Borrowers only, an Event of Default described in Article VII(a) if such Event of Default shall remain unremedied for five (5) Business Days after the occurrence thereof (unless the Event of Default is due solely to an administrative or technical error); Article VII(b), but only to the extent arising from non-payment of interest and fees set forth in the Fee Letter or Section 2.11 hereof (unless the Event of Default is due solely to an administrative or technical error); Article VII (c) (but only to the extent arising from a breach of a Certain Funds Representation); Article VII(d) or (e) (but only to the extent arising from a breach of a Certain Funds Covenant); Article VII (h) (but solely as it relates to a Borrower, and excluding any proceeding, petition or action that was not instituted by any Borrower or any of their respective Affiliates in respect of which no order or decree has been entered); Article VII (i) (but solely as it relates to a Borrower); or Article VII(j) (but solely as it relates to a Borrower).
“Certain Funds Period” means the period from (and including) the Effective Date to (and including) 11:59 p.m. on the date on which a Mandatory Cancellation Event occurs or exists.
“Certain Funds Purposes” means the financing, refinancing, repayment, release or discharge of:
(i)any purchase price, consideration, deferred payment, earn-out or any similar payment payable under or in connection with the Joshua Shares pursuant to the Offer, any Squeeze Out Procedure, any Irrevocable Undertaking, or any Alternative Transaction Structure;
(ii)the Existing Joshua Indebtedness, shareholder or vendor loans and preference shares or any similar instrument or arrangement of Joshua and financing related broken funding costs, make whole payments and prepayment premia, purchase price adjustments, any payment of any original issue discount, fees, expenses, any foreign exchange adjustments and/or any other similar or related payments;
(iii)payment any holders of any options, awards or any other similar instrument or interest over any Joshua Shares or any payment in connection with the cancellation,

redemption or surrender of such options, awards or other similar instrument or interest (or paying compensation (if any) in relation to any such options or awards) pursuant to the Acquisition; and
(iv)costs, fees, expenses or any other payment related to or in connection with the Acquisition, the other Transactions or any of the purposes specified under paragraphs (a)(i), (ii) and (iii) above.
“Certain Funds Representation” means with respect to the Borrowers only and excluding any obligation of any Borrower to procure that any of its Subsidiaries take, or refrain from taking any action, the representations and warranties contained in Section 3.01(a), Section 3.02 and Section 3.03(b).
“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
“CFC Holdco” means a Domestic Subsidiary substantially all of whose assets consist (directly or indirectly through entities that are disregarded for U.S. federal income tax purposes) of the voting Stock and/or Stock Equivalents of one or more CFCs.
“Change in Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) (other than any corporation owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of stock in the Parent), of Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Stock of the Parent; or (ii) Maple (or any successor to Maple permitted pursuant to Section 6.02) ceases to be, directly or indirectly, a wholly-owned Subsidiary of KDP at any time prior to the Spin-Off Consummation Time.
“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, (a) the adoption of any law, rule, regulation or treaty by any Governmental Authority, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary (x) all requests, rules, guidelines or directives issued under, or in connection with, the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” has the meaning assigned to such term in Section 9.13.
“Class” means (i) with respect to any Commitment, whether such Commitment is an Extended Commitment or a Non-Extended Commitment, and (ii) with respect to any Loan, whether such Loan is an Extended Loan or a Non-Extended Loan.
“Clean-up Date” has the meaning set forth in Section 7.01.
“Closing Date” means the initial date on which each of the conditions set forth in Section 4.02 have been satisfied (or waived in accordance with Section 9.02(b)).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Coffee Business” means, collectively, (A) (i) the “U.S. Coffee” operating segment of KDP excluding the sales related to the distribution of ready-to-drink La Colombe coffee beverages and (ii) that portion of the “International” operating segment of KDP consisting of sales in Canada from the manufacture and distribution of finished goods relating to single serve brewers, K-Cup pods, K-rounds and other coffee products and (B) after the consummation of the Acquisition, the business of Joshua and its subsidiaries.
“Commitment” means the Extended Commitments and the Non-Extended Commitments.
“Commitment Fee” has the meaning assigned to such term in Section 2.11(a).
“Commitment Fee Rate” means, for any day, the applicable rate per annum set forth below based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt:

Index Debt Ratings:	Commitment Fee Rate
Category 1 Index Debt ratings of at least A by S&P and/or A2 by Moody’s	0.060%
Category 2 Index Debt ratings less than Category 1, but at least A- by S&P and/or A3 by Moody’s	0.070%
Category 3 Index Debt ratings less than Category 2, but at least BBB+ by S&P and/or Baa1 by Moody’s	0.080%
Category 4 Index Debt ratings less than Category 3, but at least BBB by S&P and/or Baa2 by Moody’s	0.100%
Category 5 Index Debt ratings less than Category 4, but at least BBB- by S&P and/or Baa3 by Moody’s	0.150%
Category 6 Index Debt ratings less than Category 5	0.200%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 6; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Commitment Fee Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Commitment Fee Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date which is three (3) Business Days following the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Parent to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Parent and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Commitment Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Communications” has the meaning provided to such term in Section 9.01(b).
“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its subsidiaries in accordance with GAAP.
“Consolidated EBITDA” means, with respect to any Person, for any period, Consolidated Net Income of such Person for such period plus (A) without duplication and to the extent deducted in determining such Consolidated Net Income (other than with respect to clause (8) below), the sum of:
1)    the aggregate amount of Consolidated Interest Expense for such period,
2)    expense for income taxes paid or accrued for such period,
3)    all amounts attributable to (i) the write-off or amortization of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or (ii) depreciation, amortization (including amortization of goodwill and other intangible assets) or impairment of goodwill or other intangible assets for such period,
4)    (i) any extraordinary, unusual or non-recurring charges, expenses and losses during such period (including costs, expenses and payments, in connection with actual or prospective litigation, legal settlements, fines, judgments or orders), (ii) any non-cash charges, expenses or losses and (iii) any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings, synergies, operating expense reductions, business optimization initiatives, integration, transition, decommissioning, consolidation and other restructuring costs, charges, accruals, reserves or expenses (including costs related to the opening, pre-opening, expansion, closure and/or consolidation of stores, offices and facilities (including rent termination, moving and relocation costs), costs related to the termination of distributor and joint venture arrangements and discontinued operations, costs, expenses or charges associated with inventory obsolescence (including, resulting from discontinued products and excess inventory), retention charges, contract termination costs, recruiting, signing, retention or completion bonuses and expenses, severance expenses and any cost associated with any modification to any pension and post-retirement employee benefit plan, software and other systems development, establishment and implementation costs, costs relating to entry into a new market, project startup costs, costs relating to any strategic initiative or new operations and conversion costs and any business development, consulting or legal costs and fees relating to the foregoing),

5)    the aggregate amount of all non-cash compensation charges incurred during such period arising from the grant of or the issuance of Stock or Stock Equivalents and any equity incentive plans, arrangements or programs,
6)    any loss realized by such Person or any of its Subsidiaries in connection with any dispositions (other than sales of inventory in the ordinary course of business) or discontinued operations that occur during such period,
7)    at the discretion of the Parent, Transaction Costs (including those related to the Transactions) incurred or paid in cash in such period (whether or not such underlying transaction is successful),
8)    the amount of pro forma cost savings, operating expense reductions and synergies related to any acquisitions or other investments, dispositions, restructurings, cost savings initiatives or other initiatives that are reasonably identifiable, factually supportable and projected by the Parent in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Parent) within 24 months after such acquisition or other investment, disposition, restructuring, cost savings initiative or other initiative, net of the amount of actual benefits realized prior to or during such period from such actions,
9)    any earn-out obligation and contingent consideration obligations (including adjustments thereof and purchase price adjustments) incurred in connection with any acquisition or other investment (including any acquisition or other investment consummated prior to the Effective Date) which is paid or accrued during the applicable period,
10)    the amount of any expense or deduction associated with any subsidiary of such Person attributable to non-controlling interests or minority interests of third parties,
11)    the amount of any fee, cost, expense or reserve, including in respect of any product recall, to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification, reimbursement, insurance or similar arrangements; provided that, the Parent in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated EBITDA for such fiscal quarters),
12)    (i) any unrealized or realized net foreign currency translation or transaction gains or losses, and (ii) any unrealized net losses, charges or expenses and unrealized net gains in the fair market value of any arrangements under any swap, cap, collar, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, and
13)    the amount of any charge, cost or expense in connection with a single or one-time event, including, without limitation, in connection with (x) any acquisition or other investment consummated before or after the Effective Date, (y) the consolidation, closing or reconfiguration of any facility during such period and (z) early extinguishment of Indebtedness, minus (B) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any extraordinary, unusual or non-recurring income or gains during such period, (ii) any credit for income taxes paid or accrued in such period, (iii) any other gains realized by such Person or any of its Subsidiaries in connection with any dispositions (other than sales of inventory in the ordinary course of business) that occur during such period and (iv) any other non-cash income or gains during such period.
“Consolidated Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Parent, the ratio of (a) Consolidated EBITDA for the most recently ended four fiscal quarter period of the Parent for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or Section 5.01(b) to (b) Adjusted Interest Expense for the period ending on such date.
“Consolidated Interest Expense” means, with respect to any Person, for any period, the amount of interest expense reflected on the consolidated statement of income of such Person and its subsidiaries for such period in conformity with GAAP.
“Consolidated Net Income” means, with respect to any Person, for any period, the amount of net income reflected on the consolidated statement of income of such Person and its subsidiaries for such period in conformity with GAAP.
“Consolidated Total Assets” means, as of the date of determination, total assets of the Parent and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.
“Consolidated Total Debt” means, as of the date of determination, (a) the aggregate amount of Indebtedness (other than clauses (c), (d), (e) and (i) thereof) reflected on the consolidated balance sheet of the Parent and its Subsidiaries as of such date in conformity with GAAP minus (b) the aggregate amount of Unrestricted Cash as of such date.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” means with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Party” means the Administrative Agent or any other Lender.
“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).

“DDPB” means the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft).
“Debt Issuance” means the incurrence of Borrowed Debt by the Parent or any of its Subsidiaries (excluding (i) Indebtedness owed to the Parent or any of its Subsidiaries, (ii) borrowings under (x) the Existing Credit Agreement (including pursuant to incremental facilities thereunder) and (y) any facility entered into to partially or fully refinance or replace the Existing Credit Agreement, including any such refinancing or replacement thereof under which Maple or any of its Subsidiaries is the borrower; provided that the aggregate amount of commitments in respect of, and borrowings under, the Existing Credit Agreement and any facility described in clause (y) above shall not exceed $5,000,000,000 at any time outstanding, (iii) borrowings under the Bridge Credit Agreement, (iv) any ordinary course working capital facilities, cash management, letter of credit, factoring, surety bonds, local credit facilities or lines of credit or overdraft facilities, (v) issuances of commercial paper and refinancings thereof, (vi) purchase money indebtedness or equipment financing incurred in the ordinary course of business or consistent with past practice, (vii) capital leases incurred in the ordinary course of business or consistent with past practice, (viii) the Joshua Senior Notes and any other Existing Joshua Indebtedness permitted to be incurred or remain outstanding prior to the Closing Date in accordance with the Offer Documents, (ix) other Indebtedness to the extent the Net Cash Proceeds of which are utilized or to be utilized to refinance, replace or redeem any Borrowed Debt of the Parent or any of its Subsidiaries or Joshua or any of its Subsidiaries to the extent the issuance or incurrence of such Indebtedness occurs within 12 months of the maturity of the applicable Borrowed Debt being refinanced, replaced or redeemed and pay any fees or other amounts in respect thereof (including any prepayment or redemption premiums and accrued interest thereon), and (x) other Borrowed Debt (other than any Borrowed Debt incurred to finance the Acquisition) in an outstanding principal amount not to exceed (I) prior to the Spin-Off Consummation Time, $500,000,000 in the aggregate and (II) on and after the Spin-Off Consummation Time, $300,000,000 in the aggregate (inclusive of any amounts excluded pursuant to this clause (x) prior to the Spin-Off Consummation Time)); provided that, notwithstanding anything to the contrary, all Indebtedness in the form of junior subordinated notes incurred after the Spin-Off Consummation Time shall constitute a Debt Issuance (and shall not be excluded pursuant to clauses (i) through (x) above).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Parent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans under this Agreement; provided that such Lender shall cease to be a

Defaulting Lender pursuant to this clause (c) upon the receipt by the Administrative Agent or the Parent, as applicable, of such certification in form and substance satisfactory to the requesting party and the Administrative Agent, or (d) has or has had a direct or indirect parent become the subject (i) of a Bankruptcy Event or (ii) Bail-In Action; provided further that a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over such Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof.
“Disclosing Party” has the meaning assigned to such term in Section 9.12(a).
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Division Successor Borrower” has the meaning assigned to such term in Section 6.02(a).
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the U.S., any state thereof or the District of Columbia.
“Dutch Financial Supervision Act” means the Dutch Financial Supervision Act (Wet op het financieel toezicht).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of a financial institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 9.02(b)). The Effective Date of this Agreement is December 18, 2025.

“Electronic System” has the meaning provided to such term in Section 9.01(b).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or, as such relate to exposure to Hazardous Materials, to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means all Stock and Stock Equivalents.
“Equity Issuance” means the issuance of any Equity Interests by the Parent (including pursuant to third party investments in a joint venture or other structured capital solutions involving the issuance of Equity Interests by the Parent) (excluding (A) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, retirement plans, any non-employee director compensation plan or pursuant to the exercise or vesting of any employee or director stock options, restricted stock, warrants or other equity awards or pursuant to dividend reinvestment programs, (B) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than Subsidiaries of the Parent under applicable law, (C) issuances to any Subsidiary of the Parent, (D) issuances as consideration for the Acquisition (including as a result of any increase in cash consideration after the Effective Date) or any other acquisition and (E) other issuance generating Net Cash Proceeds not to exceed (x) prior to the Spin-Off Consummation Time, $500,000,000 in the aggregate and (y) on and after the Spin-Off Consummation Time, $300,000,000 in the aggregate (inclusive of any amounts excluded pursuant to this clause (E) prior to the Spin-Off Consummation Time)).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m), (n) or (o) of the Code “ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure to satisfy statutory minimum funding standards with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent or any ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.
“Erroneous Payment” shall have the meaning provided in Section 8.04.
“Erroneous Payment Deficiency Assignment” shall have the meaning provided in Section 8.04.
“Erroneous Payment Return Deficiency” shall have the meaning provided in Section 8.04.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EU Market Abuse Regulation” means Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse.
“EURIBO Rate” means, for any Interest Period, the rate appearing on Reuters Screen EURIBOR01 (or on any successor or substitute page of Reuters, or any successor to or substitute for Reuters, providing rate quotations comparable to those currently provided on such page of Reuters, as determined by the Administrative Agent with notice to the Parent from time to time) at approximately 11:00 a.m., Brussels time on such date of determination, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available for the applicable Interest Period but is available for periods that are shorter than and longer than such Interest Period, the rate per annum that results from interpolating on a linear basis between the rate for the longest available period that is shorter than such Interest Period and the shortest available period that is longer than such Interest Period, then the EURIBO Rate shall be such interpolated screen rate. If the EURIBO Rate shall be less than zero, it shall be deemed zero for purposes hereof.
“Euro” or “€” refers to the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Excluded Subsidiary” means (a) any Subsidiary of Joshua and, prior to the consummation of the Acquisition, Joshua, (b) any Foreign Subsidiary (other than, at any time on or after the Joshua Guarantee Date, Joshua), (c) any Domestic Subsidiary (i) that is a direct or indirect subsidiary of a Foreign Subsidiary or a CFC Holdco or (ii) that is a CFC Holdco or (d) any Subsidiary with respect to which the Guaranty would result in material adverse Tax consequences as reasonably determined by the Parent in consultation with the Administrative Agent.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment or otherwise under a Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by the Parent under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 31, 2025, among KDP, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“Existing Joshua Indebtedness” means Indebtedness of Joshua existing on the Closing Date.
“Extended Commitment” means, as to each Lender, its obligation to make Extended Loans to the Borrowers pursuant to Section 2.01, in an aggregate principal amount not to exceed the Euro amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Extended Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Extended Commitments as of the Amendment No. 1 Effective Date is €2,600,000,000.
“Extended Loans” means loans made pursuant to Section 2.01(i).
“Facility Termination” has the meaning assigned to such term in Section 9.17(c).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate. If the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Fee Letter” means the Fee Letter, dated December 3, 2025, between KDP and the Administrative Agent.
“Final Settlement Date” means, the earlier of (i) the date that is four (4) weeks after the Offer Unconditional Date and (ii)

(a)    if no post acceptance period is declared applicable by or on behalf of KDP, the Initial Settlement Date; or
(b)    the final date on which the tendered shares in Joshua under the Offer can be settled after the post acceptance period (na-aanmeldingstermijn) in accordance with the Offer Documents and article 17 of the DDPB, in each case taking into account any extension of the offer period in accordance with the terms of article 15 of the DDPB.
“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that all obligations of any Person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Finance Lease Obligations in the financial statements to be delivered pursuant to Section 5.01.
“Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country or the United Kingdom (to the extent that the United Kingdom is not an EEA Member Country) which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country or the United Kingdom (to the extent that the United Kingdom is not an EEA Member Country) which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country or the United Kingdom (to the extent that the United Kingdom is not an EEA Member Country) which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“Financial Officer” means, with respect to any Person, its chief financial officer, principal accounting officer, treasurer or controller.
“Fitch” shall mean Fitch Ratings (or any successor thereto).
“Floor” means 0%.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States, any state thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
“Governmental Authority” means any supranational body, the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency,

authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other payment obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or payment obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets.
“Guarantor” means (a) each Subsidiary that is required to become (and is) a party to the Guaranty pursuant to Section 5.08 and (b) any other Subsidiary that voluntarily becomes a party to the Guaranty, in each case, other than those Subsidiaries released from their obligations under the Guaranty pursuant to Section 5.08, Section 9.17 or otherwise.
“Guaranty” means the Guaranty, executed and delivered by each Guarantor, in substantially the form of Exhibit B.
“Hazardous Materials” means all explosive or radioactive substances or wastes, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated as hazardous or toxic, or a pollutant or contaminant, pursuant to any Environmental Law.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) intercompany expenses and charges among such Person and its subsidiaries, (ii) accounts payable incurred in the ordinary course of business and (iii) any earn-out obligation until such earn-out obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Finance Lease Obligations of such Person, (h) all obligations of such Person as an account party in respect of letters of credit and letters of guaranty (but only to the extent drawn and not reimbursed) and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such

Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding the foregoing, any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Permitted Investments (in an amount sufficient to satisfy all such obligations relating to such Indebtedness at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the benefit of the holders of such Indebtedness, and subject to the other applicable terms of the instrument governing such Indebtedness, shall, to the extent so defeased, not constitute or be deemed “Indebtedness”.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Parent that is not guaranteed by any other Person (other than, for the avoidance of doubt, a Subsidiary) or subject to any other credit enhancement.
“Initial Announcement” means the initial announcement by KDP and Joshua of the intended Offer in accordance with article 5 of the DDPB.
“Initial Settlement Date” means the first date on which the tendered Joshua Shares under the Offer can be settled after the Offer Unconditional Date.
“Information” has the meaning assigned to such term in Section 9.12(a).
“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07.
“Interest Payment Date” means with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Irrevocable Undertaking” means any irrevocable undertaking or sale and purchase agreement executed by KDP with an existing Joshua shareholder, pursuant to which such shareholder has agreed with the offeror, on the terms and subject to the conditions of the Irrevocable Undertaking, to tender or otherwise sell its Joshua Shares held by it in the Offer.
“Joshua” is defined in the preamble hereto.
“Joshua Group” means Joshua and its Subsidiaries.
“Joshua Guarantee Date” means the first date after the consummation of the Acquisition on which Joshua Guarantees any Applicable Pari Indebtedness.
“Joshua Senior Notes” means the senior notes issued by Joshua which are existing before the Closing Date.
“Joshua Shares” means the issued and outstanding ordinary shares in the capital of Joshua (including any ordinary shares in Joshua issued pursuant to the exercise of any options or awards or other instruments convertible into or exchangeable for shares in Joshua).
“Judgment Currency” has the meaning assigned to such term in Section 9.18.
“KDP” means Keurig Dr Pepper Inc., a Delaware corporation.
“Launch” means the publication (algemene verkrijgbaarstelling) of the Offer Memorandum in accordance with article 10 of the DDPB.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lien” means any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, security interest or similar preferential arrangement of any kind in the nature of security including any conditional sale agreement, finance lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing).
“Loan Documents” means, collectively, this Agreement, the Amendment No. 1, the Amendment No. 2, each Promissory Note, the Fee Letter, the Guaranty and, to the extent expressly designated as a “Loan Document” by any Borrower and the Administrative Agent, each certificate, agreement or document executed by the Parent, any Borrower or any of their Subsidiaries and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.
“Loan Parties” means, as of any date, each Borrower and each Guarantor.
“Loans” means Extended Loans and Non-Extended Loans.
“Long Stop Date” means the date falling five (5) Business Days after the date that is 18 months after the date of the Merger Protocol.
“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events in relation to the Offer: (i) the Offer lapses, terminates, or is withdrawn in writing in accordance with the Bidding Rules; (ii) the Merger Protocol is irrevocably and unconditionally terminated; (iii) the Long Stop Date occurs, unless the Offer Unconditional Date has occurred on or prior to such Long Stop Date in which case this clause (iii) shall not constitute a Mandatory Cancellation Event; (iv) the Maturity Date occurs and/or (v) the date that is 364 days after the Initial Settlement Date.
“Maple” means Maple Parent Holdings Corp., a Delaware corporation.
“Material Adverse Amendment” means a modification, amendment or waiver to or of the terms or conditions (including the treatment of a condition as having been satisfied) of the Offer Documents compared to the terms and conditions that are included in the drafts of the Offer Documents delivered to the Administrative Agent in accordance with Section 4.01(g) that is materially adverse to the interest of the Lenders, taken as a whole, under the Loan Documents; it being acknowledged that: (i) any increase in the purchase price for Joshua Shares will be deemed materially adverse to the interest of the Lenders unless such increase is 10% or less and such increase is funded through Equity Issuances; (ii) any decrease in the purchase price for Joshua Shares of less than 10% will be deemed not to be materially adverse (and any such decrease in in excess of such threshold will be deemed to be materially adverse) to the interests of the Lenders, so long as the Commitments are reduced on a dollar-for-dollar basis by the full amount of such decrease; and (iii) any decrease in the Minimum Acceptance Condition shall be deemed to be materially adverse to the interest of the Lenders.
“Material Adverse Change” means any material adverse change in the business, business operations, property or financial condition of the Parent and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on:
(a) the business, business operations, property or financial condition of the Parent and its Subsidiaries taken as a whole,
(b)    the ability of the Borrowers and the Guarantors (taken as a whole) to perform their payment obligations under this Agreement or
(c) the rights and remedies of the Lenders under this Agreement.
“Material Indebtedness” means Indebtedness (other than the Obligations) of a Borrower or a Material Subsidiary that is outstanding in an amount exceeding the Minimum Threshold.
“Material Subsidiary” means, at any date of determination, each Subsidiary which, as of the end of the most recent fiscal quarter of the Parent occurring immediately prior to such date of determination, individually contributed greater than 10.0% of Consolidated Total Assets, after intercompany eliminations.
“Maturity Date” means (i) with respect to Extended Loans, the date that is 15 months from the Closing Date and (ii) with respect to Non-Extended Loans, the date that is 364 days after the Closing Date; provided, however, if any such date is not a Business Day, the Maturity Date applicable to such Class of Loans shall be the next preceding Business Day.
“Maximum Rate” has the meaning assigned to such term in Section 9.13.
“Minimum Acceptance Condition” means that, on the Offer Unconditional Date, acceptances or tenders in the Offer have been received such that, when aggregated with all the Joshua Shares directly or indirectly owned by KDP, is at least 80% of all of the issued and outstanding Joshua Shares (or such lower percentage as approved by the Required Lenders).
“Merger Protocol” means the merger protocol dated as of August 24, 2025 between Joshua and KDP relating to the Offer, as amended, restated, amended and restated, supplemented or otherwise modified from time to time not in contravention of Section 5.09(a) and without giving effect to any Material Adverse Amendment.
“Minimum Threshold” means an outstanding aggregate principal amount exceeding $250,000,000.
“Moody’s” means Moody’s Ratings (or any successor thereto).
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate has any obligation to make contributions.
“Net Cash Proceeds” means:
(a) with respect to any Asset Sale, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof, (B) the fees and expenses incurred by the Parent and its Subsidiaries in connection therewith, (C) taxes paid or reasonably estimated to be payable by the Parent and its Subsidiaries in connection with such transaction, (D) the funded escrow established pursuant to the documents governing such dispositions to secure indemnification and purchase price adjustments; provided that any amounts released from escrow shall constitute Net Cash Proceeds; and (E) the amount of reserves established by the Parent or any of its Subsidiaries in good faith for adjustment in respect of the sale price of such asset or assets in accordance with GAAP; provided that if the amount of such reserves exceeds the amounts charged against such reserves, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds; provided, further, if no Event of Default exists and the Parent shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Parent to the Administrative Agent promptly following receipt of any such Net Cash Proceeds setting forth the Parent’s and its Subsidiaries’ intention to use any portion of such proceeds in assets useful in the business of the Parent and its Subsidiaries or to acquire Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person engaged in a business of a type that the Parent and its Subsidiaries would not be prohibited, pursuant to Section 6.02(b), from conducting, in each case within the Reinvestment Period, such portion of such Net Cash Proceeds shall not constitute Net Cash Proceeds except to the extent not, within the Reinvestment Period, so used;
(b) with respect to any Debt Issuance, the excess, if any, of (i) cash received by the Parent and its Subsidiaries in connection with such incurrence, issuance, offering or placement over (ii) the sum of (A) payments made to retire any Indebtedness that is required to be repaid in connection with such issuance, offering or placement (other than the Borrowings) and (B) the underwriting discounts and commissions and other fees and expenses incurred by the Parent and its Subsidiaries in connection with such incurrence, issuance, offering or placement; and

(c) with respect to any Equity Issuance, the excess of (i) the cash received by the Parent in connection with such issuance over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Parent and its Subsidiaries in connection with such issuance;
provided that, notwithstanding anything to the contrary in this definition, Net Cash Proceeds shall not include any amounts that are not, in the reasonable opinion of the Parent (acting in good faith) and as communicated to the Administrative Agent either: (i) unrestricted and free, clear and not subject to any restrictions or limitations on use (other than a customary use of proceeds requirement to use such cash for Certain Funds Purposes); or (ii) to the extent deposited into an escrow account or any similar arrangement, the conditions precedent to the release, discharge or drawdown with respect to such amounts are not more restrictive than the conditions set forth herein to the funding of the Term Facility and such escrow account or similar arrangement (and any conditions precedent relating to the release, discharge or drawdown with respect to such amounts) are on terms deemed by KDP to be consistent with public disclosures on certain funds prior to the Closing Date.
“Non-Extended Commitment” means, as to each Lender, its obligation to make Non-Extended Loans to the Borrowers pursuant to Section 2.01, in an aggregate principal amount not to exceed the Euro amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Non-Extended Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Non-Extended Commitments as of the Amendment No. 1 Effective Date is €7,750,000,000.
“Non-Extended Loans” means loans made pursuant to Section 2.01(ii).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means for any day, the greater of (a) the Federal Funds Effective Rate (which if less than zero shall be deemed to be zero) in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. New York City time on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rates shall be deemed to be zero.
“Obligations” means the Loans and all other amounts owing by the Borrowers to the Administrative Agent, any Lender, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guarantee, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guarantee or other instrument or for the payment of money, including all fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrowers under this Agreement or any other Loan Document.
“Offer” means the Launch of the voluntary full public offer (vrijwillig volledig openbaar bod) for all of the issued and outstanding Joshua Shares to be made by KDP through the publication of the Offer Memorandum, in accordance with the terms of the Offer Memorandum and the Bidding Rules.

“Offer Documents” means:
(a)    the Initial Announcement;
(b)    the Irrevocable Undertaking(s);
(c)    the Merger Protocol;
(d)    the Offer Memorandum;
(e)    any Press Release; and
(f)    any other document despatched to the shareholders of Joshua generally in relation to the Offer by or on behalf of KDP and/or Joshua, in accordance with the Bidding Rules.
“Offer Memorandum” means the offer document (biedingsbericht) issued or to be issued by KDP in its capacity as offeror in respect of the Offer setting out the terms of the Offer.
“Offer Unconditional Date” means the date on which the Offer is declared unconditional.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Parent” means (i) prior to the Spin-Off Consummation Time, KDP and (ii) on and after the Spin-Off Consummation Time, Maple.
“Participant” has the meaning set forth in Section 9.04(c)(i).
“Participant Register” has the meaning set forth in Section 9.04(c)(ii).
“Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) as amended from time to time.
“Payment” shall have the meaning assigned to such term in Section 8.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a)    Liens for Taxes (i) that are not overdue for a period of more than 30 days or that are being contested in compliance with Section 5.04, or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days (or if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens) or are being contested in compliance with Section 5.04;
(c)    (i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent or any Subsidiary;
(d)    Liens arising out of pledges or deposits to secure the performance of bids, tenders, insurance or other contracts (other than for the repayment of borrowed money), leases or to secure statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;
(e)    judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f)    easements, restrictions, rights-of-way and similar encumbrances and minor title defects on real property imposed pursuant to any law (including any Environmental Law) or arising in the ordinary course of business that do not secure any payment obligations and do not, in the aggregate, materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or any Subsidiary;
(g)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Parent and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;
(h)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(i)    Liens (i) of a collection bank on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution encumbering securities, deposits or other funds maintained with a financial institution (including the right of set off) and which are customary in the banking industry;

(j)    any interest or title of a lessor under leases entered into by the Parent or any Subsidiaries and financing statements with respect to a lessor’s right in and to property leased to such Person;
(k)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent or any Subsidiaries in the ordinary course of business;
(l)    Liens deemed to exist in connection with Permitted Investments and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;
(m)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent or any Subsidiary in the ordinary course of business;
(n)    Liens solely on any cash earnest money deposits made by the Parent or any Subsidiaries in connection with any letter of intent or purchase agreement;
(o)    ground leases in respect of real property on which facilities owned or leased by the Parent or any of its Subsidiaries are located;
(p)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(q)    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Parent or any Subsidiary;
(r)    Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
(s)    Liens in connection with the sale or transfer of the Stock in a Subsidiary not prohibited under this Agreement and customary rights and restrictions contained in agreements relating to such sale or transfer, in each case, pending the completion thereof;
(t)    Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Parent in the ordinary course of business; and
(u)    Liens on cash, cash equivalents or marketable securities of the Parent or any Subsidiary securing obligations of the Parent or any Subsidiary under Swap Agreements not incurred for speculative purposes.

“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 12 months from the date of acquisition thereof;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 12 months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Press Release” means (i) the Initial Announcement (including the Certain Funds Announcement) which shall be released by KDP and Joshua, and (ii) any other public announcement released by KDP and/or Joshua in connection with or in relation to the intended Offer.
“Promissory Note” has the meaning assigned to such term in Section 2.09(e).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Qualifying Revolving Facility” means a revolving credit facility entered into by any Borrower, the proceeds of which will be available to be drawn in full on or before the Final Settlement Date and which will be used to finance a portion of the Transactions and the commitments (or a portion thereof) under which are subject to conditions precedent to funding that are no more restrictive than the conditions set forth herein to the funding of the Term Facility and entered into on terms deemed by such Borrower to be consistent with public disclosures on certain funds prior to the Closing Date.
“Qualifying Term Loan Facility” means a term loan facility entered into by any Borrower, the proceeds of which will be available to be drawn in full on or before the Final Settlement Date and which will be used to finance a portion of the Transactions and that is subject to conditions precedent to funding that are no more restrictive than the conditions set forth herein to the funding of the Term Facility and entered into on terms deemed by such Borrower to be consistent with public disclosures on certain funds prior to the Closing Date. It being understood and agreed that the term loan facility under the Bridge Credit Agreement shall not constitute a Qualifying Term Loan Facility for purposes of this Agreement.
“Ratings Trigger Period” means any period commencing on (and including) the date on which the Parent’s Index Debt Ratings from two or more of S&P, Moody’s and Fitch is BBB- (by S&P or Fitch) and/or Baa3 (by Moody’s) or lower and ending on (but excluding) the first date thereafter on which the Parent’s Index Debt Ratings from at least two of S&P, Moody’s and Fitch is BBB+ (by S&P or Fitch) or Baa1 (by Moody’s) or higher.
“Recipient” means the Administrative Agent and any Lender.
“Reference Period” has the meaning set forth in Section 1.04(b).
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is EURIBO Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting or (2) if such Benchmark is not the EURIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning set forth in Section 9.04(b)(iv).
“Reinvestment Period” means, with respect to any Net Cash Proceeds received in connection with any Asset Sale, the period of nine (9) months following the receipt of such Net Cash Proceeds; provided that, in the event that, during such nine (9)-month period, the Parent or any of its Subsidiaries enters into a binding commitment to reinvest such Net Cash Proceeds, the Reinvestment Period with respect to such Net Cash Proceeds shall be the period of twelve (12) months following the receipt of such Net Cash Proceeds.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto.
“Relevant Rate” means the EURIBO Rate.
“Required Lenders” means, at any time, Lenders having more than 50% in total of the aggregate outstanding amount of the unused Commitments and aggregate unpaid principal amount of Loans.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to any Person, its president, Financial Officer or other executive officer.
“S&P” shall mean S&P Global Ratings (or any successor thereto).
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (which, as of the date of this Agreement, are Cuba, Iran, North Korea, Syria, the Crimea, Zaporizhzhia and Kherson regions of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means any international economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.
“SEC” means the United States Securities and Exchange Commission or any successor thereto.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act of 1933, as amended, as in effect on the Effective Date.
“Solvent” means, with respect to the Parent and its Subsidiaries (a) the fair value of the assets of the Parent and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Parent and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) the Parent and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For the purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Spin-Off” means the proposed separation of all or substantially all of the Coffee Business through (x) a contribution, directly or indirectly, of the applicable assets and liabilities of such business and/or through a contribution, directly or indirectly, of the applicable legal entities comprising such business to Maple (or a subsidiary of Maple), in each case to the extent such assets, liabilities or entities are not already held by Maple or a Subsidiary of Maple, and (y) the distribution of outstanding equity securities of Maple (or a direct or indirect parent of Maple) to the holders of common stock of KDP as of a record date to be determined by KDP, in each case of the foregoing, in a transaction qualifying under Section 355 or Section 361 of the Code, together with any transactions related thereto or contemplated thereby.
“Spin-Off Consummation Time” means the time of the consummation of the Spin-Off.
“Squeeze Out Procedure” means the compulsory acquisition procedure (uitkoopprocedure) in accordance with section 2:92a or section 2:201a of the DCC or the takeover buy-out procedure in accordance with section 2:359c of the DCC, pursuant to which KDP can buy out the remaining holders of Joshua Shares.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the EURIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), partnership or membership interests, participations or other capital equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.
“Subsidiary” means any direct or indirect subsidiary of the Parent. For the avoidance of doubt, no member of the Joshua Group shall constitute a Subsidiary of the Parent prior to the occurrence of the Closing Date.
“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or the Subsidiaries shall be a Swap Agreement.
“Syndication Agent” means MUFG Bank, Ltd.
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments, fees or similar charges imposed (including by deduction or withholding, including backup withholding) by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans, comprising such Borrowing, are bearing interest at a rate determined by reference to a Term Benchmark Rate.
“Term Benchmark Rate” means, for any Interest Period, an interest rate per annum equal to (x) the EURIBO Rate for such Interest Period, multiplied by (y) the Statutory Reserve Rate; provided that if the rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Term Facility” means the Commitments and any Borrowing made thereunder.
“Threshold Indebtedness” has the meaning assigned to such term in Section 5.08.
“Transaction Costs” means, with respect to any period, all non-recurring transaction fees, costs and expenses relating to (i) the pay-off, redemption, defeasance, repurchase, incurrence, assumption and/or establishment of any Indebtedness (including the Indebtedness evidenced by the Loan Documents) of the Parent and/or its Subsidiaries and/or (ii) any acquisition or disposition by the Parent and/or its Subsidiaries, in each case, including, without limitation, any non-recurring financing related fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other non-recurring transaction fees, costs and expenses in connection with any of the foregoing.
“Transactions” means, collectively, the transactions contemplated by the Loan Documents and the Offer Documents, including (a) consummation of the Acquisition, (b) the incurrence, replacement, redemption, repayment, defeasance, discharge, constructive discharge or refinancing of Indebtedness of any Borrower, Joshua or their respective Subsidiaries in connection therewith, and (c) the payment of fees and expenses incurred in connection with the foregoing.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash” means, on any date, cash and cash equivalents owned on such date by the Parent and its Subsidiaries, as would be reflected on a consolidated balance sheet of the Parent and its Subsidiaries prepared as of such date in conformity with GAAP, provided that such cash and cash equivalents do not appear (and would not be required to appear) as “restricted” on a consolidated balance sheet of the Parent and its Subsidiaries prepared in conformity with GAAP.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(e)(ii)(B)(3).
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02[Reserved]
Section 1.03Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to

Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification (“ASC”) 825-10-25 (or any other Accounting Standards Codification or Financial Borrower Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under ASC 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(a)For the purpose of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters of the Parent (each such period, a “Reference Period”), (i) if during such Reference Period the Parent or any Subsidiary shall have made any disposition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis, and (ii) if during such Reference Period the Parent or any Subsidiary shall have made an acquisition (including, for the avoidance of doubt, the Acquisition), Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis; provided, that the Parent shall not be required to calculate Consolidated EBITDA on a pro forma basis with respect to any acquisition and disposition if the Parnet determines in its sole discretion that it does not have reasonably and readily identifiable information to make such pro forma calculation. Notwithstanding the foregoing, if for SEC reporting purposes the Parent is required to prepare pro forma financial statements in connection with an acquisition or disposition of the Parent or its Subsidiaries (including, for the avoidance of doubt, the Acquisition), then the Parent will calculate Consolidated EBITDA on a pro forma basis with respect to such acquisition and/or disposition.
Section 1.05[Reserved].
Section 1.06Interest Rates. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Article II

THE CREDITS
Section 2.01Commitments; Loans. Subject to the terms and conditions set forth herein, each Lender agrees to (i) make Extended Loans denominated in Euros to the Borrowers from time to time in one or more draws on one or more Borrowing Dates during the Availability Period in an aggregate principal amount not to exceed such Lender’s Extended Commitment and (ii) make Non-Extended Loans denominated in Euros to the Borrowers from time to time in one or more draws on one or more Borrowing Dates during the Availability Period in an aggregate principal amount not to exceed such Lender’s Non-Extended Commitment; provided that the aggregate number of Borrowings under this Section 2.01 shall not exceed five (5) during the term of this Agreement. Amounts paid, repaid or prepaid on the Loans may not be reborrowed.
Section 2.02Loans and Borrowings. (a) Each Loan of the applicable Class shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(a)Subject to Section 2.13, each Borrowing shall be of Term Benchmark Loans. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement (it being understood that any such Affiliate that makes a Loan shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest in such Loan from such Lender by assignment pursuant to Section 9.04(b)); provided further that, as a result of the exercise of such option, such Lender, or such foreign branch or Affiliate of such Lender shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than such Lender is entitled to prior to exercising such option; and provided further that each such foreign branch or Affiliate agrees to comply with the requirements of Section 2.16 and be subject to the provisions of Section 2.18 as though it were a Lender.
(b)At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that any Borrowing of an applicable Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class; provided that there shall not at any time be more than a total of 10 Term Benchmark Borrowings.
(c)Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03Requests for Borrowings. To request a Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone or, subject to Section 9.01(b), facsimile or electronic mail, not later than 12:00 noon, New York City time, ~~three~~two Business Days before the date of the proposed Borrowing (or such later time as may be agreed by the Administrative Agent). Each such ~~telephonic~~ Borrowing Request shall be irrevocable ~~and~~; provided that, any such Borrowing Request for a Borrowing to be made on the Closing Date may be conditioned upon the occurrence of the Offer Unconditional Date. Each such telephonic Borrowing Request shall be confirmed promptly by hand delivery or, subject to Section 9.01(b), facsimile or electronic mail to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the applicable Borrower;

(ii)the Class of the requested Loan;
(iii)the aggregate amount of the requested Borrowing;
(iv)the date of such Borrowing, which shall be a Business Day;
(v)the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan of the applicable Class to be made as part of the requested Borrowing.
Section 2.04[Reserved].
Section 2.05[Reserved].
Section 2.06Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 8:00 a.m., New York City time to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the aggregate amounts so received from the Lenders, in immediately available funds, to an account of such Borrower pursuant to instructions of such Borrower on file with the Administrative Agent or otherwise designated by such Borrower in the applicable Borrowing Request.
(a)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to a Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the cost of funds incurred by the Administrative Agent in respect of such amount or (ii) in the case of the Borrowers, the interest rate applicable to Term Benchmark Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.07Interest Elections. (a) It is understood and agreed that a Borrowing denominated in Euro must be made in the form of and continued as, a Term Benchmark Loan and shall have an initial Interest Period as specified in the applicable Borrowing Request.
(a)To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone, subject to Section 9.01(b), facsimile or electronic mail by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or, subject to Section 9.01(b), facsimile or electronic mail to the Administrative Agent with a written Interest Election Request in a form approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed, and signed by such Borrower.
(b)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and
(iii)the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(d)If the Borrowers fail to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall have an Interest Period of one month’s duration.
Section 2.08Termination and Reduction of Commitments.
(a) Mandatory Commitment Reductions. Without duplication:
(i)In the event that the Parent actually receives any Net Cash Proceeds arising from any Equity Issuance or the Parent or any of its Subsidiaries actually receives any Net Cash Proceeds arising from any Debt Issuance (other than a Debt Issuance under any Qualifying Term Loan Facility and/or any Qualifying Revolving Facility that has reduced the Commitments hereunder pursuant to clause (ii)(A) or (B) below, and subject in all events to Section 2.08(a)(iii) below) or Asset Sale, in each case during the period commencing on the Effective Date and ending on the date on which all Commitments are terminated, then the Commitments then outstanding shall, subject to Section 2.10(c)(ii), be automatically reduced in an amount equal to the lesser of (i) 100% of such Net Cash Proceeds on the date of receipt by the Parent or, as applicable, any of its Subsidiaries of such Net Cash Proceeds and (ii) the amount of Commitments then outstanding. The Parent shall promptly notify the Administrative Agent (but in any event within 3 Business Days) of the receipt by the Parent, or, as applicable, any of its Subsidiaries, of such Net Cash Proceeds from any Equity Issuance, Debt Issuance or Asset Sale, and such notice shall be accompanied by a reasonably detailed calculation of the Net Cash Proceeds received to the extent receipt thereof would result in a reduction of the Commitments in accordance with the foregoing. Notwithstanding the foregoing, mandatory commitment reductions with respect to Net Cash Proceeds from Debt Issuances or Asset Sales received by a Foreign Subsidiary shall not be required if and for so long as the Parent has determined in good faith that repatriation to the Parent of such Net Cash Proceeds would have material adverse tax consequences or would violate applicable local law or applicable organizational documents of such Subsidiary. Notwithstanding anything to the contrary in this Section 2.08(a)(i), all Net Cash Proceeds described in this Section 2.08(a)(i) received by the Parent or its Subsidiaries on or after the Closing Date are subject to the Parent’s election rights set forth in Section 2.10(c)(ii), and to the extent any such Net Cash Proceeds are applied to prepay Loans pursuant to Section 2.10(c)(i), then such Net Cash Proceeds will not be required to be applied to reduce Commitments pursuant to Section 2.08(a)(i).
(ii)(A)     In the event that the Parent or any of its Subsidiaries enters into any Qualifying Term Loan Facility for the purpose of financing the Transactions during the period commencing on the Effective Date and ending on the date all of the Commitments hereunder are terminated, automatically upon the effectiveness of the definitive documentation for such Qualifying Term Loan Facility in accordance with all applicable “certain funds” requirements in relation to the Offer under applicable laws and regulations, the Commitments then outstanding shall be reduced in an amount equal to the lesser of (x) 100% of the commitments under such Qualifying Term Loan Facility that are subject to conditions precedent to funding that are no more restrictive than the conditions set forth herein to the funding of the Term Facility and (y) the amount of the Commitments then outstanding; provided, however, notwithstanding any provision to the contrary herein, after such reduction in Commitments, any Net Cash Proceeds received by the Parent or any of its Subsidiaries with respect to such Qualifying Term Loan Facility that has reduced Commitments pursuant to this clause (A) shall not result in any requirement for a further reduction in Commitments or prepayment of Loans. The Parent shall promptly (but in any event within 3 Business Days of the date thereof) notify the Administrative Agent of the entry into any Qualifying Term Loan Facility.
(iii)(B)     In the event that the Parent or any of its Subsidiaries enters into any Qualifying Revolving Facility for the purpose of financing the Transactions during the period commencing on the Effective Date and ending on the date all of the Commitments hereunder are terminated, automatically upon the effectiveness of the definitive documentation for such Qualifying Revolving Facility in accordance with all applicable “certain funds” requirements in relation to the Offer under applicable laws and regulations, the Commitments then outstanding shall be reduced in an amount equal to the lesser of (x) 100% of the commitments under such Qualifying Revolving Facility that are subject to conditions precedent to funding that are no more restrictive than the conditions set forth herein to the funding of the Term Facility and (y) the amount of the Commitments then outstanding; provided, however, notwithstanding any provision to the contrary herein, after such reduction in Commitments, any Net Cash Proceeds received by the Parent or any of its Subsidiaries with respect to such Qualifying Revolving Facility that has reduced Commitments pursuant to this clause (B) shall not result in any requirement for a further reduction in Commitments or prepayment of Loans. The Parent shall promptly (but in any event within 3 Business Days of the date thereof) notify the Administrative Agent of the entry into any Qualifying Revolving Facility.
(iv)Notwithstanding anything to the contrary in Section 2.08(a)(i) or Section 2.10(c), in the event the Parent receives any Net Cash Proceeds from any Equity Issuance or the Parent or any of its Subsidiaries receives any Net Cash Proceeds from any Asset Sale, in each case, which Net Cash Proceeds would otherwise be required to be applied to reduce the Commitments or prepay Loans in accordance with Section 2.08(a)(i) or Section 2.10(c), as applicable (such Net Cash Proceeds, the “Bridge Priority Payment Amounts”), the Parent shall apply the Bridge Priority Payment Amounts to (x) first, reduce the commitments or repay loans under the Bridge Credit Agreement (and any Bridge Priority Payment Amount so applied shall not be required to be applied to reduce the Commitments or prepay the Loans under this Agreement), to the extent required pursuant to the mandatory commitment reduction and mandatory prepayment provisions in the Bridge Credit Agreement, in each case, on a Euro-for-Euro basis, and (y) once the commitments under the Bridge Credit Agreement have been reduced to €0 and the outstanding loans under the Bridge Credit Agreement have been paid in full, the remainder of the Bridge Priority Payment Amounts shall be applied to reduce Commitments or prepay Loans as set forth in Section 2.08(a)(i) or Section 2.10(c), as applicable. Any reduction of Commitments pursuant to Section 2.08(a)(i) or (ii) shall be applied (1) first, to reduce the Non-Extended Commitments and (2) then, once the Non-Extended Commitments are reduced to zero, to reduce the Extended Commitments.
(v)On each Borrowing Date, after giving effect to any Loan of any Class made to any Borrower on such date, the Commitments of such Class shall be reduced by the principal amount of such Loan.

(vi)Unless previously terminated, the Commitments shall automatically terminate at 11:59 p.m. (New York City time) on the date the Certain Funds Period terminates.
(a)Voluntary Commitment Reductions. The Parent may at any time optionally terminate, or from time to time optionally reduce, the Commitments of any Class; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of €1,000,000 and not less than €10,000,000.
(b)The Parent shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction (or such shorter notice as may be satisfactory to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Parent may state that such notice is conditioned upon the occurrence of an event, in which case such notice may be revoked or delayed by the Parent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments pursuant to this Section 2.08 shall be permanent.
(c)Each reduction of the Commitments of any Class pursuant to this Section 2.08 shall be made ratably among the Lenders in accordance with their respective Commitments of the respective Class.
Section 2.09Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Loan of the applicable Class on the Maturity Date applicable to Loans of such Class (or if earlier, the date of the termination of the Commitments in full).
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the Class thereof and the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(c)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
(d)Any Lender may request that Loans made by it be evidenced by a promissory note (a “Promissory Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent.
Section 2.10Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to voluntarily prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(a)The applicable Borrower shall notify the Administrative Agent by telephone, facsimile or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, facsimile or electronic mail) of any prepayment hereunder in the case of prepayment of a Term Benchmark Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment (or such shorter notice as may be satisfactory to the Administrative Agent). Each such notice shall be irrevocable and shall specify the prepayment date and the Class and principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice of prepayment delivered by any Borrower may state that such notice is conditioned upon the occurrence of an event, in which case such notice may be revoked or delayed by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each prepayment of a Borrowing shall be applied ratably to the Loans of the applicable Class included in the prepaid Borrowing. Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 2.12.
(b)
(i)Without duplication, in the event that the Parent actually receives any Net Cash Proceeds arising from any Equity Issuance or the Parent or any of its Subsidiaries actually receives any Net Cash Proceeds arising from any Debt Issuance (other than a Debt Issuance under any Qualifying Term Loan Facility and/or any Qualifying Revolving Facility that has reduced the Commitments hereunder pursuant to Section 2.08(a)(ii) above, and subject in all events to Section 2.08(a)(iii) above) or Asset Sale, in each case, on and after the Closing Date, then the Parent shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds not later than three Business Days following the receipt by the Parent or any such Subsidiary of such Net Cash Proceeds. The Parent shall promptly (and not later than 3 Business Days after the receipt thereof) notify the Administrative Agent of the receipt by the Parent or, as applicable, any of its Subsidiaries, of such Net Cash Proceeds from any Equity Issuance, Debt Issuance or Asset Sale, and such notice shall be accompanied by a reasonably detailed calculation of the Net Cash Proceeds. Each prepayment of Loans shall be applied ratably and shall be accompanied by accrued interest and fees on the amount prepaid to the date fixed for prepayment. Notwithstanding the foregoing, mandatory repayments with respect to Net Cash Proceeds from Debt Issuances or Asset Sales received by a Foreign Subsidiary shall not be required if and for so long as the Parent has determined in good faith that repatriation to the Parent of such Net Cash Proceeds would have material adverse tax consequences or would violate applicable local law or applicable organizational documents of such Subsidiary. Notwithstanding anything to the contrary in this Section 2.10(c), all Net Cash Proceeds received by the Parent from any Equity Issuance or by the Parent or its Subsidiaries from any Asset Sale shall be applied as set forth in Section 2.08(a)(iii).
(ii)Notwithstanding any provision to the contrary in Section 2.08 or in this Section 2.10, upon receipt by the Parent or any of its Subsidiaries of Net Cash Proceeds described in Section 2.10(c)(i) on or after the Closing Date, the Parent may within three (3) Business Days, upon notification to the Administrative Agent, elect to apply all or any portion of such Net Cash Proceeds to reduce the unused Commitments in accordance with Section 2.08(a)(i) rather than applying such Net Cash Proceeds to prepay the Loans pursuant to Section 2.08(c)(i), so long as 100% of such Net Cash Proceeds are applied to either so reduce outstanding Commitments or prepay Loans; provided if no such election is made within such period then such Net Cash Proceeds shall be applied first, to prepay Loans pursuant to Section 2.10(c)(i) until prepaid in full and then, the remainder to reduce unused Commitments in accordance with Section 2.08(a)(i). It is understood and agreed that to the extent any Net Cash Proceeds were applied to reduce Commitments pursuant to Section 2.08(a)(i) pursuant to this Section 2.10(c)(ii), then such Net Cash Proceeds will not be required to be applied to prepay Loans pursuant to Section 2.10(c)(i). Any prepayment of Loans pursuant to Section 2.10(c) shall be applied (1) first, to prepay the Non-Extended Loans and (2) then, once the Non-Extended Loans are reduced to zero, to reduce the Extended Loans.
Section 2.11Fees. (a) Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender) a non-refundable commitment fee (the “Commitment Fee”) in Euros, which shall accrue at the Commitment Fee Rate on the daily amount of the unused Commitment of such Lender during the period from and including December 23, 2025 to but excluding the date on which all of the Commitments hereunder have been terminated. Accrued Commitment Fees shall be payable in arrears on the Closing Date (with respect to all amounts accrued to such date) and the date of termination of the Commitments in full. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(a)[Reserved].
(b)Additional Fees. The Borrowers shall pay to the Administrative Agent for its account (or that of its applicable Affiliate) such fees set forth in the Fee Letter and as may from time to time be agreed in writing between any Borrower and the Administrative Agent.
Section 2.12Interest. (a) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term Benchmark Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Term Benchmark Loans as provided in paragraph (a) of this Section.
(c)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(d)    All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
Section 2.13Alternate Rate of Interest.
(a)Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term Benchmark Rate including the EURIBO Rate (including because the applicable rate is not available or published on a current basis), for Euros and such Interest Period; or
(ii)the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term Benchmark Rate, including the EURIBO Rate, for Euros and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for Euros and such Interest Period;
then the Administrative Agent shall give notice thereof to the Parent and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Parent and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, for Loans denominated in Euros, any Interest Election Request that requests the continuation of any Borrowing as a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for a Borrowing that bears interest at a rate reasonably determined by the Administrative Agent and the Parent. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Parent’s receipt of the notice from the Administrative Agent referred to in this Section

2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Parent and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, for Loans denominated in Euros, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) be converted by the Administrative Agent to, and shall constitute, a Borrowing of Loans bearing interest at a rate reasonably determined by the Administrative Agent and the Parent.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Parent may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Parent so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.13(b) will occur prior to the applicable Benchmark Transition Start Date.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)The Administrative Agent will promptly notify the Parent and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the EURIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Parent’s receipt of notice of the commencement of a Benchmark Unavailability Period, any Borrower may revoke any request for a Term Benchmark Borrowing or continuation of Term Benchmark Loans to be made or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Euros into a request for a Borrowing of Loans bearing interest at a rate reasonably determined by the Administrative Agent and the Parent. Furthermore, if any Term Benchmark Loan in Euros is outstanding on the date of the Parent’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement for Euros is implemented pursuant to this Section 2.13, such Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at a rate reasonably determined by the Administrative Agent and the Parent.
Section 2.14Increased Costs. (a) If any Change in Law shall:
(i)    subject any Administrative Agent or Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Term Benchmark Rate); or
(iii)    impose on any Lender or any applicable interbank market (or any other market in which the funding operations of such Lender shall be conducted with respect to Euro) any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(a)If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(b)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including in reasonable detail a description of the basis for such claim for compensation and an explanation of how such amount or amounts were determined (it being agreed that no Lender shall be required to disclose any of its proprietary or confidential information), shall be delivered to the Parent and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.
(c)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Parent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. Any claim made by a Lender under this Section 2.14 shall be generally consistent with such Lender’s treatment of other customers of such Lender that such Lender considers, in its reasonable discretion, to (i) be similarly situated to the Borrowers and (ii) have generally similar provisions in their credit agreements with such Lender.
(d)Without prejudice to the occurrence of the Effective Date and Section 4.04, if any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Term Benchmark Loans, or to determine or charge interest rates based upon the Term Benchmark Rate (including the EURIBO Rate), then, on notice thereof by such Lender to the Parent through the Administrative Agent, any obligation of such Lender to make Term Benchmark Loans shall instead be an obligation to make a Loan based on a benchmark rate reasonably determined by the Administrative Agent and the Parent until such Lender notifies the Administrative Agent and the Parent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all applicable Term Benchmark Loans of such Lender to a Loan based on a benchmark rate reasonably determined by the Administrative Agent and the Parent, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or promptly, or if such Lender may not lawfully continue to maintain such Term Benchmark Loans.
Section 2.15Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan denominated in Euros other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Term Benchmark Loan denominated in Euros on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (c) the assignment of any Term Benchmark Loan denominated in Euros other than on the last day of the Interest Period applicable thereto as a result of a request by the Parent pursuant to Section 2.18, or (d) the failure by any Borrower to make any payment of any Euro denominated Loan on its scheduled due date then, in any such event, the Borrowers shall compensate each Lender (other than, in the case of a claim for compensation based on the failure to borrow as specified in clause (b) above, any Lender whose failure to make a Loan required to be made by it hereunder has resulted in such failure to borrow) for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Euro denominated Loan had such event not occurred, at the applicable Term Benchmark Rate, as applicable, that would have been applicable to such Euro denominated Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount denominated in Euros for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for a comparable amount and period from other banks in the applicable interbank market; provided that, the Borrowers shall not be required to pay (and the Lenders hereby waive any such requirement to pay) any amounts under this Section 2.15 arising as a result of the prepayment of any Term Benchmark Loan made on the Closing Date, so long as such prepayment is made prior to the date that is one month after the Closing Date. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Parent and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.
Section 2.16Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental

Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16(a)) the Administrative Agent or Lender (as applicable) receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Tax been made.
(a)Without duplication of any Tax paid under Section 2.16(a), the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(b)(i) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16(c)) payable or paid by the Administrative Agent or such Lender (as the case may be) or required to be withheld or deducted from a payment to the Administrative Agent or such Lender (as the case may be), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (which demand shall be made within 180 days of the earlier of (x) if the Administrative Agent or such Lender received written notice from a Governmental Authority demanding payment of such Indemnified Taxes, the date the Administrative Agent or such Lender received such written notice or (y) the date the Administrative Agent or such Lender filed a tax return on which such Indemnified Taxes are reflected). A certificate as to the amount of such payment or liability delivered to the Parent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(i)If the Parent determines in good faith that a reasonable basis exists for contesting an Indemnified Tax with respect to which it has made an indemnification payment under this subsection (c), the Administrative Agent or the relevant Lender shall cooperate with the Parent in challenging such Tax at the Borrowers’ expense if requested by the Parent in writing; provided, however, that neither the Administrative Agent nor any Lender shall be required to take any action pursuant to this Section 2.16(c)(ii) that, in the sole discretion of the Administrative Agent or such Lender, would cause the Administrative Agent or such Lender to suffer any material economic, legal or regulatory disadvantage and such disadvantage is communicated to the Parent in writing; provided further that nothing contained in this Section 2.16(c)(ii) shall interfere with the right of the Administrative Agent or any Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige the Administrative Agent or any Lender to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof to the Parent or any Borrower or require the Administrative Agent or any Lender to do anything that would materially prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.
(c)As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)(i) Any Lender (which, solely for purposes of this Section 2.16(e), shall include the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent and the Administrative Agent, at the time or times reasonably requested by the Parent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent or the Administrative Agent as will enable the Parent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(e)(ii)    Without limiting the foregoing,
(A)any Lender that is a U.S. Person shall deliver to the Parent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent or the Administrative Agent), two (2) duly completed and executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, two (2) duly completed and executed copies IRS Form W-8BEN or IRS Form W-8BEN-E (or, in each case, any successor form) claiming eligibility for benefits of such treaty;
(2)two (2) duly completed and executed copies of IRS Form W-8ECI (or successor form);
(3)In the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not (I) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payment under any Loan Document is effectively connected with the Foreign Lender’s conduct of a trade or business (a “U.S. Tax Compliance Certificate”) and (y) two (2) duly completed and executed copies of IRS Form W- 8BEN or W-8BEN-E (or, in each case, any successor form); or
(4)to the extent a Foreign Lender is not the beneficial owner, two (2) duly completed and executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of such direct and indirect partner(s);
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent or the Administrative Agent as may be necessary for the Parent and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent and the Administrative Agent in writing of its legal inability to do so.
(f)If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including any Tax credit in lieu of a refund) as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (as applicable) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party by the Administrative Agent or such Lender (as applicable) pursuant to this subsection (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or Lender, as applicable, in a less favorable net after-Tax position than such party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to a Loan Party or any other Person.
(g)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting any obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (g).
(h)Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i)For purposes of this Section 2.16, the term “applicable law” includes FATCA.
Section 2.17Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its applicable office as described in an Administrative Questionnaire provided by the Administrative Agent to the Borrowers from time to time, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Euros.
(a)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(b)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of the applicable Class and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of the applicable Class of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(c)Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that no Borrower will make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.
(d)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof) (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.18Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14 or delivers notice pursuant to Section 2.14(e), or if any Borrower is required to pay Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Parent) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(a)If (i) any Lender requests compensation under Section 2.14, (ii) any Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) if any Lender becomes a Defaulting Lender or (iv) in connection with any proposed amendment, modification, waiver or termination requiring the consent of all the Lenders or all affected Lenders, the consent of the Required Lenders is obtained but the consent of any Lender whose consent is required is not obtained, then the Parent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04 or pursuant to procedures agreed upon by the Administrative Agent and the Parent), all its interests, rights (other than its rights to payments pursuant to Section 2.14, Section 2.15, Section 2.16 or Section 9.03 arising prior to the effectiveness of such assignment) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Parent shall have received the prior written consent of the Administrative Agent with respect to any assignee that is not already a Lender hereunder which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent to require such assignment and delegation cease to apply.
Section 2.19Defaulting Lenders. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender.
(a)fees shall cease to accrue on the undrawn amount of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);
(b)the Commitments and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders (or all Lenders, as the case may be) have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such Defaulting Lender is an affected Lender;
(c)If the Parent and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d)The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.19 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, each Lender or any Borrower or any other Loan Party may have at any time against, or with respect to, such Defaulting Lender.
Article III

REPRESENTATIONS AND WARRANTIES
To induce the Lenders and the Administrative Agent to enter into this Agreement, (i) KDP makes each of the representations and warranties set forth below as of the Effective Date and (ii) each Borrower makes each of the representations and warranties set forth below as of the Amendment No. 1 Effective Date, the Closing Date and each subsequent Borrowing Date (it being understood that the conditions to the Effective Date, the Closing Date and each subsequent Borrowing Date are solely those set out in Sections 4.01, 4.02 and 4.03 as applicable):
Section 3.01Organization; Powers. (a) Each Loan Party is (i) duly organized (where relevant) and validly existing and (ii) in good standing (where relevant), in each case under the laws of the jurisdiction of its organization or formation, except in the case of a Subsidiary, where the failure to so be duly organized, validly exist or in good standing would not reasonably be expected to have a Material Adverse Effect.
(a)Each Loan Party has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing (where relevant) in, every jurisdiction where such qualification is required, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.02Authorization; Enforceability. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Each of this Agreement and the other Loan Documents has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party party thereto and performance thereof: (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for (i) any reports required to be filed by the Parent with the SEC pursuant to the Exchange Act or (ii) those that may be required from time to time in the ordinary course of business that may be required to comply with certain covenants contained in the Loan Documents), (b) will not violate the charter or by-laws (or equivalent organizational documents) of any Borrower or of any other Loan Party, (c) will not violate any applicable law (including ERISA and Environmental Laws) or regulation or any order of any Governmental Authority to which any Loan Party is subject, and (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Borrower or any other Loan Party or its assets or result in the creation of a Lien on the assets of any Borrower or any of their Subsidiaries (other than Liens permitted by Section 6.01), except in the case of clauses (a), (c) and (d) above for any such violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.04Financial Condition; No Material Adverse Change. (a) The Parent has heretofore furnished to the Lenders (x) the Parent’s consolidated balance sheet and consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2024, reported on by Deloitte & Touche LLP and (y) the Parent’s unaudited consolidated balance sheet and consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of and for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025. To the knowledge of the Borrowers, such financial statements present fairly, in all material respects the consolidated financial position, results of operations and cash flows of the Parent as of such date and for such period in accordance with GAAP, except in the case of quarterly financial statements, for normal year-end adjustments.
(b) As of the Effective Date, since December 31, 2024 there has been no Material Adverse Change.
Section 3.05Litigation . There are no actions, suits or proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Responsible Officer of the Borrowers, threatened against or affecting the Borrowers or any of their Subsidiaries as to which there is a reasonable expectation of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, except as disclosed in (i) filings made by the Parent with the SEC on or before the date that is five days prior to the date hereof and (ii) filings made by Joshua with the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) on or before the date that is five days prior to the date hereof.
Section 3.06Investment Company Status. No Loan Party is an “investment company” as such term is defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 3.07Margin Regulations. No part of the proceeds of any Loan have been used or will be used by any Borrower or any Subsidiary, whether directly or indirectly, for any purpose that entails a violation of Regulation U or X of the Board.
Section 3.08Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
Section 3.09Anti-Corruption Laws and Sanctions. The Parent has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Parent, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Parent, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrowers, their employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Borrower, any Subsidiary or to the knowledge of such Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent of such Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. None of the proceeds of this Agreement will be used by any Borrower directly or to such Borrower’s knowledge indirectly, for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, will violate any Anti-Corruption Law or applicable Sanctions or will violate the Patriot Act or any other applicable terrorism or money laundering laws, rules, regulations or orders.
Section 3.10Offer Documents. The Offer Documents contain all the material terms of the Acquisition.
Article IV

CONDITIONS
Section 4.01Effective Date. This Agreement and the Commitments of the Lenders hereunder shall not become effective until the time and date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)The Administrative Agent shall have received a counterpart of this Agreement, duly executed by each party hereto, the Fee Letter, duly executed by each party thereto, and the Guaranty, duly executed by each party thereto;
(b)The Administrative Agent shall have received, for KDP and each Guarantor, a certificate of good standing (or the equivalent) from the appropriate governing agency of each such Loan Party’s jurisdiction of organization (to the extent the concept of good standing is applicable in such jurisdiction);
(c)The Administrative Agent shall have received a certificate, dated the Effective Date, of the Secretary or an Assistant Secretary of KDP and each Guarantor (or, if such Loan Party does not have a secretary or assistant secretary, any other Person duly authorized to execute such a certificate on behalf of such Loan Party) certifying as to (i) specimen signatures of the persons authorized to execute Loan Documents to which such Loan Party is a party, (ii) copies of such Loan Party’s constituent organizational documents, and (iii) the resolutions of the board of directors or other appropriate governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party;
(d)The Administrative Agent shall have received at least three Business Days prior to the Effective Date all documentation and other information regarding KDP and Guarantors required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, to the extent reasonably requested at least ten Business Days prior to the Effective Date;
(e)The Administrative Agent shall have received a customary written legal opinion dated the Effective Date (addressed to the Administrative Agent and the Lenders) of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for the Loan Parties, and (ii) Lowenstein Sandler LLP, New Jersey counsel for the Loan Parties;
(f)The Bridge First Amendment shall have been become effective on the terms set forth therein;
(g)[Reserved]; and
(h)The Lenders, the Administrative Agent and the Bookrunners shall have received all fees and expenses (in the case of expenses, to the extent invoiced at least three Business Days prior to the Effective Date) required to be paid under this Agreement and the Fee Letter on or prior to the Effective Date.
Section 4.02Each of the parties hereto irrevocably confirm that the Effective Date has occurred on the date of this Agreement.
Section 4.03Conditions to Closing Date.Subject to Section 4.04, the obligation of each Lender to make a Loan hereunder on the Closing Date is subject to the satisfaction (or the waiver in accordance with Section 9.02) of only the following conditions on or prior to the occurrence of any Mandatory Cancellation Event:
(a)The Effective Date shall have occurred (it being understood and agreed that the Effective Date occurred on the date of this Agreement, and this condition has been satisfied).
(b)The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Parent substantially in the form set out in Exhibit F, certifying that:
(i)the condition set forth in Section 4.02(c) has been satisfied; and
(ii)the Offer Unconditional Date shall have occurred without KDP having agreed to any Material Adverse Amendment to the applicable Offer Documents.
(c)On the Closing Date, immediately before and after giving effect to the making of and application of proceeds of any applicable Borrowing on the Closing Date:
(i)the Certain Funds Representations shall be true and correct; and
(ii)there shall not exist any Certain Funds Default;
(d)The Administrative Agent shall have received a duly executed Borrowing Request.

(e)The Lenders, the Administrative Agent and the Bookrunners shall have received all fees and expenses (in the case of expenses, to the extent invoiced at least 3 Business Days prior to the Closing Date) required to be paid under this Agreement and the Fee Letter on or prior to the Closing Date (and for the avoidance of doubt, a direction by any Borrower to the Administrative Agent to deduct the full amount of such fees and expenses from the proceeds of the Loans to be funded on the Closing Date in the applicable request for a borrowing of Loans on the Closing Date or a closing funds flow demonstrating that such fees and expenses will be paid on the Closing Date shall each be sufficient to satisfy this condition).
Section 4.03Conditions to Each Borrowing Date. Subject to Section 4.04, the obligation of each Lender to make a Loan on any Borrowing Date after the Closing Date (but prior to the occurrence of any Mandatory Cancellation Event) shall be subject to the satisfaction (or waiver in accordance with Section 9.02) of only the following conditions:
(a)The Closing Date shall have occurred;
(b)On such Borrowing Date, immediately before and after giving effect to the making of and application of proceeds of any applicable Borrowing on such Borrowing Date:
(i)the Certain Funds Representations shall be true and correct; and
(ii)there shall not exist any Certain Funds Default;
(c)The Administrative Agent shall have received a duly executed Borrowing Request; and
(d)The Lenders, the Administrative Agent and the Bookrunners shall have received all fees and expenses (in the case of expenses, to the extent invoiced at least 3 Business Days prior to the Closing Date) required to be paid under this Agreement and the Fee Letter on or prior to such Borrowing Date (and for the avoidance of doubt, a direction by any Borrower to the Administrative Agent to deduct the full amount of such fees and expenses from the proceeds of the Loans to be funded on such Borrowing Date in the applicable Borrowing Request or a closing funds flow demonstrating that such fees and expenses will be paid on such Borrowing Date shall each be sufficient to satisfy this condition).
Section 4.04Actions During Certain Funds Period. During the Certain Funds Period and notwithstanding (i) any provision in this Agreement or any of the other Loan Documents contrary to or inconsistent with this Section 4.04 or (ii) that any condition set out in Section 4.01 may subsequently be determined to not have been satisfied or any representation or warranty given on the Effective Date, Closing Date or any Borrowing Date was incorrect in any respect, none of the Lenders nor the Administrative Agent shall (unless (x) in the case of a particular Lender, in respect of clause (c) below, it has become illegal for such Lender to participate in making the Loans since the date it first became a Lender; provided, that such Lender has used commercially reasonable efforts to make the Loan through an Affiliate of such Lender not subject to such legal restriction; provided, further, that the occurrence of such event in relation to one Lender shall not relieve any other Lender of its obligations hereunder or (y) a Certain Funds Default has occurred and is continuing or would result from such proposed Borrowing) be entitled to:
(a)rescind, terminate or cancel any of its Commitments (subject to any Commitment reductions and terminations pursuant to Section 2.08);
(b)(x) rescind, terminate, repudiate, claim invalidity of or cancel the Loan Documents or the Commitments, (y) exercise any similar right or remedy or (z) make or enforce any lien or any claim under the Loan Documents it may have;
(c)refuse to participate in the making of a Loan, subject to the satisfaction of the conditions set forth in Section 4.02 and 4.03;
(d)exercise any right of set-off or counterclaim (or any similar right or remedy) in respect of any Loan or Commitment; or

(e)cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document (subject to any prepayments pursuant to Section 2.10), provided that, immediately upon the expiry of the Certain Funds Period, but subject to any limitations set forth herein, including with respect to the Borrowers’ remedies prior to the Clean-up Date, all such rights, remedies and entitlements shall be available to the Lenders and the Administrative Agent notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

Section 4.05Determinations under this Section IV. For the purposes of determining compliance with the conditions specified in this Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date referred to in this Article IV specifying its objection thereto.
Article V

AFFIRMATIVE COVENANTS
Until the Facility Termination, each Borrower covenants and agrees with the Lenders that:
Section 5.01Financial Statements; Ratings Change and Other Information. The Parent will furnish to the Administrative Agent (for distribution to each Lender):
(a)on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year, its audited consolidated balance sheet and consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, all certified by Deloitte & Touche LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP;
(b)on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Parent or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period, its consolidated balance sheet and consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the elapsed portion of the fiscal year ended with the last day of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Parent (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.03;
(d)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent with the SEC, or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be;

(e)promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and
(f)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; provided, that such financial information is otherwise prepared by the Parent or such Subsidiary in the ordinary course of business, is of a type customarily provided to lenders in similar credit facilities and is not subject to attorney-client or similar privilege.
Information required to be delivered pursuant to subsections (a), (b) and (d) of this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information shall have been posted by the Administrative Agent on IntraLinks or similar site to which the Lenders have been granted access or posted and available on the website of the SEC at http://www.sec.gov.
Section 5.02Notices of Material Events. The Parent will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:
(a) A Responsible Officer of any Borrower obtaining knowledge of the existence of any Default; and
(b) A Responsible Officer of the Parent obtaining knowledge of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent or any Subsidiary that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Responsible Officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03Existence; Conduct of Business. The Parent will, and will cause each Borrower and each of their Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence (in the case of the Borrowers, to remain organized under the laws of the United States, any state thereof or the District of Columbia) except, solely in the case of a Material Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Parent, the Borrowers and their Material Subsidiaries, taken as a whole except to the extent that failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.02.
Section 5.04Payment of Taxes. The Parent will, and will cause each of the Borrowers and their Material Subsidiaries to, pay its Tax liabilities, that, if not paid, would reasonably be expected to have a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Parent, such Borrower or such Material Subsidiary has set aside on its books adequate reserves with respect thereto.
Section 5.05Maintenance of Properties; Insurance. The Parent will, and will cause each Borrower and each of their Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance (which may include self-insurance and co-insurance) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, except in the case of clauses (a) and (b), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect or as otherwise not prohibited by this Agreement.
Section 5.06Compliance with Laws. The Parent will, and will cause each of its Subsidiaries to, comply with all laws (including ERISA and Environmental Laws), rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Parent will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Parent, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions in all material respects.
Section 5.07Use of Proceeds. The proceeds of the Loans will be used solely for (directly or indirectly) a Certain Funds Purpose. The Borrowers will not directly or to such Borrower’s knowledge, indirectly, (i) use the proceeds of any Loan or (ii) lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, in any other manner that would result in a violation of applicable Sanctions by any Person party hereto (including any Person participating in the Loans, whether as underwriter, investor, or otherwise), or for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or will violate any Anti-Corruption Law.
Section 5.08Guarantors.
(a)The Parent shall cause (i) each of its Material Subsidiaries (other than an Excluded Subsidiary) that incurs or assumes any Indebtedness for borrowed money in the form of a debt security or a credit facility (other than this Agreement) with an outstanding principal amount in excess of $100,000,000 (such Indebtedness for borrowed money being herein referred to as “Threshold Indebtedness”), that is Guaranteed by any Borrower, (ii) each of its Subsidiaries (other than an Excluded Subsidiary) that Guarantees any Threshold Indebtedness of any Borrower and (iii) on and after the Joshua Guarantee Date, Joshua, in each case, to become a party to the Guaranty as a Guarantor within 30 days of the date such Subsidiary so incurs or assumes such Threshold Indebtedness Guaranteed by any Borrower or Guarantees Threshold Indebtedness or Applicable Pari Indebtedness, as applicable, of any Borrower (or such longer period of time as is acceptable to the Administrative Agent). In the event a Subsidiary that is a Guarantor ceases to Guarantee or ceases to be the borrower of any such Threshold Indebtedness or Applicable Pari Indebtedness, as applicable, referenced in the immediately preceding sentence, the Parent may provide written notice certifying to the occurrence of such event (which notice and certification may be provided in advance of the occurrence of such event) to the Administrative Agent, whereupon such Subsidiary shall automatically be released from the Guaranty and shall cease to be a Guarantor immediately upon the occurrence of such event. The Lenders hereby authorize the Administrative Agent to enter into any amendments, supplements or termination or release confirmations to effect the provisions of this Section 5.08. Notwithstanding anything to the contrary in any Loan Document, no Guarantor shall have any liability or obligation under or in connection with the Guaranty to the extent that such liability or obligation would constitute unlawful financial assistance under the applicable Laws of the jurisdiction of incorporation or formation of such Guarantor, including under section 2:98c of the DCC.
(b)Notwithstanding anything to the contrary herein, Joshua will not be required to become a party to the Guaranty pursuant to this Section 5.08 or Guarantee any of the Loan Parties’ Indebtedness under the Loan Documents pursuant to this Section 5.08 until the requirements of the Dutch Works Councils Act (Wet op de Ondernemingsraden) and the European Works Council Act (Wet op de Europese ondernemingsraden) are completed (the “Consultation Condition”). Joshua shall initiate the consultation process with each Relevant Works Council (as defined below) as soon as reasonably possible, and in any event prior to the occurrence of the Joshua Guarantee Date. For the purposes of this paragraph (b) the Parties agree as follows:
(i)Satisfaction of the Consultation Condition shall:
(ii)mean receipt by Joshua from each relevant works council (ondernemingsraad), central works council (centrale ondernemingsraad) and European works council (Europese ondernemingsraad) which is entitled to render its advice in relation to the proposed decision

(voorgenomen besluit) of Joshua to become a party to the Guaranty or Guarantee any of the Loan Parties’ Indebtedness under the Loan Documents (the “Intended Decision”) under the Dutch Works Councils Act (Wet op de ondernemingsraden) or the European Works Council Act (Wet op de Europese ondernemingsraden) (each a “Relevant Works Council”) (if any) of:
(A)its unconditional (or conditional, if all conditions have been fulfilled) neutral or positive advice in relation thereto in observance with all requirements under applicable laws and regulations;
(B)a waiver of each Relevant Works Council of its rights to render such advice in accordance with all applicable laws and regulations; or
(C)a confirmation from each Relevant Works Council that it agrees that no advice is required in observance with all requirements under applicable laws and regulations.
(iii)If the Relevant Works Council consultation results in a negative or otherwise adverse advice of the Relevant Works Council with respect to the Intended Decision, or is subject to commitments relating to the terms of the Intended Decision that are not reasonably acceptable to Joshua or the Administrative Agent, the Parent and the Administrative Agent will discuss in good faith with Joshua whether and to what extent the terms of the Intended Decision can be altered to accommodate the Relevant Works Council's advice or concerns, without any binding obligation to agree on any commitments.
(iv)Once the Consultation Condition has been satisfied in accordance with the above, the Parent will, upon becoming aware thereof, promptly provide the Administrative Agent with written confirmation thereof.
Section 5.09The Offer. KDP agrees that from and after the Effective Date, it shall:
(a)
(i)at all times comply in all material respects with the Bidding Rules and all other applicable laws and regulations relevant to the Offer, except to the extent that any exemption, consents, waivers, or dispensations has been obtained from the Dutch Authority for the Financial Markets (“AFM”) or any other applicable regulator. KDP shall promptly notify the Administrative Agent of any such exemptions, consents, waivers, or dispensations and provide copies of any correspondence or approvals received from the AFM or other relevant regulators;
(ii)promptly provide the Administrative Agent with such information as it may reasonably request in writing regarding material changes to the status and progress of the Offer, including any regulatory and antitrust clearances required in connection with the Offer and any other information reasonably requested in relation to the Offer, subject only to confidentiality, regulatory, or other legal restrictions relating to the supply of such information and only to the extent such information is available to KDP. KDP shall take all reasonable steps to ensure that such information is provided in a timely and accurate manner. Notwithstanding the foregoing, KDP shall not be required to provide any information to the extent it has determined that such information cannot be provided without breaching applicable laws and regulations (including applicable securities and market abuse laws);
(iii)KDP shall not (and shall cause its Subsidiaries and Affiliates to not) amend or waive (or consent to amend or waive) any provision of the Offer Documents, other than any amendment, waiver or consent:
(A)made with the consent of the Required Lenders;

(B)required or requested by the AFM or reasonably determined by KDP (acting on the advice of its legal advisers) as being necessary or desirable to comply with the requirements of the AFM or any other relevant regulatory body or applicable law or regulation; or
(C)to the extent such amendment, waiver or consent would not constitute a Material Adverse Amendment;
(iv)use commercially reasonable endeavours to implement any Squeeze Out Procedure, or Alternative Transaction Structure as soon as reasonably possible after the Final Settlement Date;
(v)not declare the Offer unconditional unless the Minimum Acceptance Condition is achieved;
(b)
(i)[reserved];
(ii)[reserved]; and
(iii)shall, to the extent permitted under applicable laws and regulation, before issuing any Press Release or submitting the final version of the Offer Memorandum directly concerning any material commercial term of the financing of the Offer or the Transactions (the “Relevant Offer Documents”) and only to the extent such Relevant Offer Document, (a) is materially inconsistent with the Initial Announcement (if applicable) and any disclosure contained in any Form 8-K filed on or around the date of this Agreement, in each case with respect to any disclosure concerning the financing of the Offer or the Transactions, including, without limitation, the Certain Funds Announcement, and/or (b) could reasonably be expected to materially and adversely affect the interests of the Lenders (in their capacity as such and taken as a whole), KDP shall use reasonable efforts to provide a copy of such Relevant Offer Documents to the Administrative Agent at least three (3) Business Days before such Relevant Offer Document is issued or submitted and take into account any reasonable comments with respect to such Relevant Offer Documents, provided further that: (i) there shall be no requirement to provide a copy of a Relevant Offer Document to the Administrative Agent in advance if KDP is required, under applicable laws and regulations, to issue or submit the Relevant Offer Document immediately or within a period of less than three (3) Business Days, in which case KDP shall use reasonable efforts to deliver a copy to the Administrative Agent as soon as practicable prior to issuance or submittance (and if not, as soon as practicable thereafter); (ii) the prior consent of the Administrative Agent shall at no time be required in order to issue a Relevant Offer Document; (iii) any comments by the Administrative Agent that is contrary to requirements of applicable laws and regulations shall not be deemed reasonable; and (iv) the Administrative Agent shall be deemed to have no comments on the Relevant Offer Document if such comments are not provided within two (2) Business Days of receipt of a copy of such Relevant Offer Document.
Article VI

NEGATIVE COVENANTS
From the Effective Date (with respect to the covenants set forth in Sections 6.01 and 6.02(a) only) or from the Closing Date (with respect to the covenants set forth in Sections 6.02(b) and 6.03), until the Facility Termination, each Borrower covenants and agrees with the Lenders that:
Section 6.01Liens. Such Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(a)Permitted Encumbrances;

(b)any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof (with all such Liens securing Indebtedness of any Loan Party for borrowed money being set forth in Schedule 6.01); provided that (i) such Lien shall not apply to any other property or asset of any Borrower or any Subsidiary (other than the proceeds or products of the property or asset originally subject to such Lien) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction costs and expenses in connection with such refinancing, refunding, extension, renewal or replacement);
(c)Liens of any Subsidiary in favor of any Loan Party or Liens of any Loan Party in favor of another Loan Party;
(d)Liens securing Indebtedness outstanding consisting of Finance Lease Obligations or purchase money obligations (including equipment leases); provided that such Liens do not encumber any property other than property financed by such Indebtedness or subject to such Finance Lease Obligations (other than the proceeds or products thereof (it being understood for purposes of this clause (d) that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates));
(e)Liens on the assets of any Excluded Subsidiary;
(f)any Lien existing on any property or asset (including that of Joshua and its Subsidiaries) prior to the acquisition thereof by any Borrower or any Subsidiary (whether by merger or otherwise) or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Borrower or any Subsidiary (except improvements or proceeds of such property) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof on such property or assets and do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof);
(g)Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such acquisition, construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of any Borrower or any Subsidiary;
(h)any Lien arising in connection with the financing of accounts receivable by the Parent or any of its Subsidiaries, provided that the uncollected amount of account receivables subject at any time to any such financing shall not exceed the greater of (x) $750,000,000 and (y) 2% of the Consolidated Total Assets of the Parent as of such date;
(i)Liens securing industrial revenue bonds, pollution control bonds or other similar tax-exempt bonds;
(j)any other Liens incidental to construction or maintenance of real property of any Borrower or any Subsidiary which were not incurred in connection with borrowing money or obtaining advances or credits or the acquisition of property or assets and in the aggregate do not materially impair the use of any property or assets or which are being contested in good faith by such Borrower or such Subsidiary;

(k)any Liens, guarantees or joint and several responsibility established or arising in the context of (i) (the establishment) of any fiscal unity (fiscal eenheid) or other tax group or (ii) any declaration of joint and several liability used for the purpose of section 2:403 of the Dutch Civil Code (Burgerlijk Wetboek) (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code (Burgerlijk Wetboek), or any equivalent arrangement under any other applicable law); or
(l)Liens not otherwise permitted by clauses (a) through (k) above securing any Indebtedness, the aggregate outstanding principal amount of which as of the date of any incurrence thereof shall not exceed 7.5% of the Consolidated Total Assets of the Parent as of such date.
Section 6.02Fundamental Changes. (a) No Borrower will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, consummate a Division as the Dividing Person or sell, transfer, lease or otherwise dispose of (directly or indirectly through a Subsidiary) (in one transaction or in a series of transactions) all or substantially all of the assets of the Parent and its Subsidiaries on a consolidated basis to any Person other than a Borrower or a Subsidiary, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Person may merge into the Parent in a transaction in which (x) the Parent is the surviving corporation or (y) the surviving Person (1) is a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, (2) has long-term senior unsecured, unguaranteed debt securities rated no lower than Baa2 by Moody’s and BBB by S&P, (3) expressly assumes all of the Parent’s obligations under this Agreement and (4) provides such information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, as is reasonably requested in writing by the Administrative Agent and such other approvals, opinions or documents consistent with the requirements in Section 4.01 as the Administrative Agent (in consultation with the Lenders) may reasonably request, (ii) prior to the Spin-Off Consummation Time, any Person (other than the Parent) may merge into Maple in a transaction in which (x) Maple is the surviving corporation or (y) the surviving Person (1) is a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, (2) expressly assumes all of Maple’s obligations under this Agreement and (3) provides such information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, as is reasonably requested in writing by the Administrative Agent and such other approvals, opinions or documents consistent with the requirements in Section 4.01 as the Administrative Agent (in consultation with the Lenders) may reasonably request and (iii) any Borrower may consummate a Division if (v) the Division Successor which holds the rights and liabilities under this Agreement (“Division Successor Borrower”) is a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, (w) if the Person consummating the Division is the Parent, the Division Successor Borrower has long-term senior unsecured, unguaranteed debt securities rated no lower than Baa2 by Moody’s and BBB by S&P, (x) the Division will not result in a sale, transfer, lease or other disposition of all or substantially all of the assets held by the Parent and its Subsidiaries on a consolidated basis immediately prior to giving effect to such Division, (y) the Division Successor Borrower expressly assumes all of the Borrower’s obligations under this Agreement and (z) the Division Successor Borrower provides such information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, as is reasonably requested in writing by the Administrative Agent and such other approvals, opinions or documents consistent with the requirements in Section 4.01 as the Administrative Agent (in consultation with the Lenders) may reasonably request.
(a)No Borrower will, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, incidental or ancillary thereto or that is a reasonable extension thereof; it being understood that this Section 6.02(b) shall not prohibit (i) the Transactions or (ii) any Borrower or any of their Subsidiaries from conducting any business or business activities incidental or related to such business as carried on as of the Effective Date (in the case of the Parent and its Subsidiaries other than Joshua and its Subsidiaries) or as of the Closing Date (in the case of Joshua and its Subsidiaries) or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.
Section 6.03Consolidated Interest Coverage Ratio. From and after the Closing Date, the Parent will not permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter of the Parent ending after the Closing Date to be less than 3.25 to 1.00.
Section 6.04Leverage Ratio. From and after the Closing Date, during any Ratings Trigger Period, the Parent will not permit the ratio (the “Leverage Ratio”) of (i) Consolidated Total Debt of the Parent as of the last day of any fiscal quarter of the Parent to (ii) Consolidated EBITDA of the Parent for the last four fiscal quarters ending on the last day of such fiscal quarter of the Parent to be greater than 6.25 to 1.00 (the “Existing Maximum Leverage Ratio”); provided, that to the extent the Parent’s Existing Revolving Facility (or if it is refinanced or replaced by a new revolving facility, such new revolving facility) or any new revolving facility incurred by Maple includes a financial covenant requiring, or otherwise requires, the maintenance of a maximum Leverage Ratio that is lower than the Leverage Ratio set forth in this Section 6.04, the Existing Maximum Leverage Ratio shall be automatically deemed to refer to such lower Leverage Ratio.
Article VII

EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur:
(a)any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)any representation or warranty made or deemed made by or on behalf of any Borrower or any other Loan Party that is a Material Subsidiary in or in connection with this Agreement or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.03 (with respect to a Borrower’s existence), 5.07, 5.09 or in Article VI;
(e)any Borrower or any other Loan Party that is a Material Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the Administrative Agent gives notice thereof to the Parent (which notice will be given at the request of any Lender);
(f)any Borrower or any Loan Party that is a Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after any applicable grace period;
(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Article VII will apply to any failure to make any payment required as a result of any such termination or similar event); provided, further, that any such breach or default by any Borrower or any other Loan Party that is a Material Subsidiary with respect to Material Indebtedness shall not constitute an Event of Default unless the agent and/or lenders thereunder have demanded repayment of, or otherwise accelerated, such Material Indebtedness or other obligations thereunder (and such amount remains unpaid);
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Significant Subsidiary (including any group of Subsidiaries considered collectively in the aggregate, that would constitute a Significant Subsidiary) or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any such Significant Subsidiary (including any group of Subsidiaries considered collectively in the aggregate, that would constitute a Significant Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed, undischarged or unbonded for 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)any Borrower or any Significant Subsidiary (including any group of Subsidiaries considered collectively in the aggregate, that would constitute a Significant Subsidiary), other than in the context of an Alternative Transaction Structure or on a Solvent basis, shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Significant Subsidiary (including any group of Subsidiaries considered collectively in the aggregate, that would constitute a Significant Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)any Borrower or any Significant Subsidiary (including any group of Subsidiaries considered collectively in the aggregate, that would constitute a Significant Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)one or more judgments for the payment of money in an aggregate amount in excess of $250,000,000 (to the extent not covered by independent third-party insurance or indemnity (other than standard deductibles) as to which the insurer or indemnitor has been notified of such judgment and has not denied coverage thereof) shall be entered against any Borrower or any Material Subsidiary and the same shall remain unpaid or undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or such Material Subsidiary to enforce any such judgment;
(l)an ERISA Event shall have occurred that results in liability of any Borrower or any Material Subsidiary in an aggregate amount which would reasonably be expected to have a Material Adverse Effect;
(m)a Change in Control shall occur; or
(n)the Guaranty shall cease to be valid and enforceable against any Guarantor that is a Significant Subsidiary (including any group of Subsidiaries considered collectively in the aggregate, that would constitute a Significant Subsidiary), or any such Person or Persons shall so assert in writing;
then, and during the continuance of any Event of Default, but subject to Section 4.04, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent, take either or both of the following actions, at the same or different times: (i) terminate any outstanding Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any Event of Default with respect to any Borrower described in clause (h) or (i) of this Article, any outstanding Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Closing Date and ending on the date falling 120 days after the Closing Date (the “Clean-up Date”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentation or other default (other than a breach of or a default with respect to Section 6.03) which arises with respect to the Joshua Group will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default, as the case may be, if:
(i)it is capable of remedy and reasonable steps are being taken to remedy it;
(ii)the circumstances giving rise to it have not knowingly been procured by or approved by the Parent or its Subsidiaries; and
(iii)it is not reasonably likely to have a Material Adverse Effect.
If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above.
Article VIII

THE ADMINISTRATIVE AGENT; THE AGENTS
Section 8.01The Administrative Agent; the Agents. (a) Each of the Lenders hereby irrevocably appoints the Administrative Agent and its successors and assigns as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Document.
(a)The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
(b)None of the Administrative Agent, the Agents or the Bookrunners shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing (i) none of the Administrative Agent, the Agents or the Bookrunners shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (ii) none of the Administrative Agent, the Agents or the

Bookrunners shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby and in the other Loan Documents that such Person is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) and, unless and until revoked in writing, such written directions shall be binding upon each Lender; provided, however, that no such Person shall be required to take any action that (x) it in good faith believes exposes it to liability unless it receives an indemnification satisfactory to it from the Lenders with respect to such action or (y) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent, the Bookrunners and the Agents, as applicable, may seek clarification or direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided, and (iii) except as expressly set forth herein, none of the Administrative Agent, the Agents or the Bookrunners, shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Subsidiaries that is communicated to or obtained by it or its Affiliates in any capacity. None of the Administrative Agent, the Agents or the Bookrunners shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by any Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(d)The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the revolving credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the gross negligence or willful misconduct of any subagent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)The Administrative Agent may at any time resign by notifying the Lenders and the Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Parent (unless an Event of Default under clauses (a), (b), (h) or (i) of Article VII has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the earlier of (x) the occurrence of the Resignation Effective Date and (y) the acceptance of its appointment as Administrative Agent hereunder by a successor, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and, in the case of clause (y), such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. It is understood and agreed that whether or not a successor has been appointed, any such resignation by the Administrative Agent shall become effective in accordance with any such notice delivered in accordance with this Section 8.01(f) on the Resignation Effective Date and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
(f)Each Lender expressly acknowledges that none of the Administrative Agent nor any Bookrunner nor any Agent has made any representation or warranty to it, and that no act by the Administrative Agent, any Bookrunner or any Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, such Bookrunner or such Agent to any Lender as to any matter, including whether the Administrative Agent, such Bookrunner or such Agent has disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent, each Bookrunner and each Agent that it has, independently and without reliance upon the Administrative Agent, any Bookrunner, any Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Bookrunner, any Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

(g)Nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.
(h)Anything herein to the contrary notwithstanding, none of the Agents or the Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacity, as applicable, as Agent or a Lender hereunder.
(i)In case of the pendency of any proceeding with respect to any Loan Party under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
(j)The parties hereto acknowledges that the Administrative Agent, together with its respective affiliated companies (collectively, the “MS Group”), is a member of a global financial services firm engaged in the securities, investment management, credit services businesses and individual wealth management businesses involving, without limitation, the provision of securities underwriting, hedging, trading, brokerage activities, foreign exchange, commodities and derivatives trading, as well as providing investment banking, financing and financial advisory services. As a result, members of the MS Group and their respective Related Parties may also at any time (i) invest on a principal basis or manage funds that invest on a principal basis, in the loans or debt or equity securities of the Parent, the other Loan Parties or any other company that may be involved in any of the transactions contemplated herein, or in any currency, commodity or instrument that may be involved in any of the transactions contemplated herein, or in any related derivative instrument, (ii) carry out ordinary course investment and wealth management or brokerage activities for any of the Parent, the other Loan Parties or any other company (or their respective Related Parties) that may be involved in any of the transactions contemplated herein, and (iii) perform various investment banking, commercial banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Parent, the other Loan Parties and their respective Related Parties. The parties hereto therefore acknowledge that (i) in the course of such activities and relationships, one or more members of the MS Group, other than the Administrative Agent performing its duties and responsibilities expressly set forth in this Agreement, may acquire information about the Parent, the other Loan Parties, their respective Related Parties or other entities and persons which may be the subject of any transaction contemplated hereunder, and (ii) any such member of the MS Group are doing do in their respective capacities (including, without limitation, as investment manager, hedge counterparty, financial advisor, Lender or Bookrunner), which are separate from and independent of the function and duties of the Administrative Agent. The Lenders party hereto further acknowledge that no other member of the MS Group (or the Administrative Agent to the extent it receives any such information from another member of the MS Group) shall have any obligation to disclose (or any liability for failing to disclose) such information, or the fact that any of them are in possession of such information, to any Lender or to use such information on behalf of any of them.
Section 8.02Administrative Agent’s Reliance, Indemnification. Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
Section 8.03Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Bookrunners and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 9623 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(a)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Agents and the Bookrunners and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, any Agent or any Bookrunner or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent, any Agent or any Bookrunner under this Agreement, any Loan Document or any documents related thereto).
(b)The Administrative Agent, each Agent and each Bookrunner hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, arrangement fees, commitment fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 8.04Erroneous Payments.
(a)Each Lender and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 8.04(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative

Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause ~~(b)~~(c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the applicable Class to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor (which, for the avoidance of doubt, does not waive the assignment fee in connection with such assignment), (2) the provisions of this clause ~~(c)~~(d) shall govern in the event of any conflict with the terms and conditions of Section 8.04 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 8.04 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from a Borrower or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)Each party’s obligations under this Section 8.04 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)Nothing in this Section 8.04 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.
(a)
Article IX

MISCELLANEOUS
Section 9.01Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or, to the extent provided in paragraph (b) below, facsimile or electronic mail, as follows:
(i) if to the Parent or any Borrower, to it at:
Keurig Dr Pepper Inc.
53 South Avenue
Burlington, MA 01803
Attention: Dan Morrell, Vice President & Treasurer
E-mail: Dan.Morrell@kdrp.com

with a copy to:
Keurig Dr Pepper Inc.
53 South Avenue
Burlington, MA 01803
Attention: Anthony Shoemaker, Chief Legal Officer,
General Counsel & Secretary
E-mail: anthony.shoemaker@kdrp.com
and
Paul, Weiss, Rifkind, Wharton & Garrison LLP
2029 Century Park East
Suite 2000
Los Angeles, CA 90067
Attn: Eric Wedel and Matthew Leist
Email: ewedel@paulweiss.com; mleist@paulweiss.com
(ii) if to the Administrative Agent from any Borrower, to the address or addresses separately provided to the Parent;
(iii) if to the Administrative Agent from the Lenders, to it at the address set forth in the Administrative Questionnaire; and
(iv) if to any other Lender, to it at its address (or facsimile number or electronic mail address) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(a)Notices and other communications to the Parent, any Borrower, the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Parent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by facsimile or electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. The Parent and each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications available to the other Lenders by posting the Communications on Debt Domain, Intralinks, SyndTrak, ClearPar or a substantially similar Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System. Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. “Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, SyndTrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.
(b)Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(c)NONE OF THE ADMINISTRATIVE AGENT, THE BOOKRUNNERS, ANY OF THE LENDERS, OR ANY RELATED PARTY OF ANY OF THE FOREGOING PERSONS OR ANY OF THEIR OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH SUCH PARTY EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN SUCH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS OR THEREBY, EXCEPT TO THE EXTENT ARISING FROM THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY, OR THE MATERIAL BREACH BY SUCH PARTY OF SECTION 9.12, IN EACH CASE IN THE USE OF SUCH SYSTEMS, AS DETERMINED BY A FINAL, NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED

OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR CODE DEFECTS IS MADE BY THE AGENT PARTIES IN CONNECTION WITH SUCH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS.
Section 9.02Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(a)Subject to Section 2.13, Section 9.02(c) and Section 9.21, neither this Agreement nor any other Loan Document nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (and acknowledged by the Administrative Agent) or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than (x) interest accruing pursuant to Section 2.12(b) or a waiver thereof and (y) amendments to the definition of “Applicable Rate” pursuant to the last sentence thereof), or reduce any fees payable hereunder (other than amendment to the definition of “Commitment Fee Rate” pursuant to the last sentence thereof), without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon (other than interest accruing pursuant to Section 2.12(b) or a waiver thereof), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release all or substantially all of the Guarantors (other than in accordance with Section 5.08 or Section 9.17) without the written consent of each Lender; provided further that no such agreement shall amend or otherwise modify the final sentence of Section 4.01 or Section 4.05 or otherwise amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender to the extent set forth in Section 2.19(b).
(b)Notwithstanding anything in this Agreement (including, without limitation, this Section 9.02(b)) or any other Loan Document to the contrary, (i) guarantees or supplements or joinders to the Guaranty executed by Subsidiaries in connection with this Agreement or any terminations or releases thereof pursuant to Section 5.08 or Section 9.17 may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived (without the consent of any other Person) by the applicable Subsidiary or Subsidiaries, Loan Party or Loan Parties and the Administrative Agent in its sole discretion, (ii) this Agreement and the other Loan Documents may be amended as set forth in Section 2.13 and (iii) in the event that the terms of this Agreement are required to be modified as specified in the applicable provisions of the Fee Letter, then this Agreement may be amended (to the extent not adverse to the interests of the Lenders) by the Administrative Agent and the Parent without the need to obtain the consent of any Lender.

(c)Notwithstanding the foregoing, the Administrative Agent, with the prior written consent of the Parent, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other error in any Loan Document and such amendment shall become effective without any further action or consent of any other party to any Loan Document, it being agreed that the Administrative Agent shall provide a copy thereof to the Lenders promptly after the effectiveness thereof.
Section 9.03Expenses; Indemnity; Damage Waiver. (a) To the extent the Closing Date occurs, the Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, but in the case of legal fees limited to reasonable fees, charges and disbursements of one counsel and if reasonably required by the Administrative Agent, local counsel or specialist counsel, and, if there is an actual or perceived conflict of interest that requires separate representation for any Agent, any Bookrunner or any Lender, one additional counsel for each Person subject to such conflict of interest (in each case except allocated costs of in-house counsel)) incurred by the Bookrunners, the Administrative Agent, and their respective Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved] and (iii) all reasonable and documented out-of-pocket expenses incurred by any Agent, any Bookrunner or any Lender, including the fees, charges and disbursements of one counsel for the Administrative Agent, any Bookrunner or any Lender in connection with the enforcement or protection of their rights (A) in connection with this Agreement, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(a)The Borrowers shall indemnify the Administrative Agent, each Bookrunner and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of one counsel for any Indemnitee and if reasonably required by the Administrative Agent, local counsel or specialist counsel, and, if there is an actual or perceived conflict of interest that requires separate representation for any Indemnitee, one additional counsel for each Person subject to such conflict of interest (in each case except allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability arising from any activities or operations of, or ownership of any property by, the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to (A) the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to arise from the bad faith, gross negligence or willful misconduct of such Indemnitee or the material breach by such Indemnitee of the express terms of this Agreement, (B) to the extent that such losses, claims, damages, liabilities or related expenses arise out of, or in connection with, any proceeding that does not involve an act or omission by any Borrower or any of their Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than in its capacity as an agent, arranger or bookrunner with respect to the credit facility evidenced hereby), or (C) to the extent of any settlement of any proceeding if the amount of such settlement was effected without a Borrower’s consent (which consent shall not be unreasonably withheld), but if settled with a Borrower’s written consent or if there is a final judgment for the plaintiff in any such proceeding, the Borrowers agree to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 9.03(b). To the extent that the undertakings to defend, indemnify, pay and hold harmless as set forth in this Section 9.03(b) may be unenforceable in whole or in part because they are violative of any law or public policy, each Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such losses, claims, damages, liabilities and related expenses incurred by the Indemnitees or any of them. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(b)To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent or any Bookrunner under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Bookrunner, as the case may be, such Lender’s ratable portion (determined by reference to the amount of Commitments and/or Loans held by the Lenders (or if no Loans or Commitments are then outstanding, the amount held by the Lenders immediately prior to such termination or repayment) as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Bookrunner in its capacity as such and (ii) no such payment shall release any of the indemnity or reimbursement obligations of any Borrower under the Loan Documents.
(c)To the extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, and each Indemnitee shall not assert, and hereby waives, any claim against any Borrower, in each case on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing contained in this paragraph shall limit the Borrowers’ obligations set forth in Section 9.03(b).
Section 9.04Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than as set forth in Section 9.21, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(a)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than (i) the Parent and its Subsidiaries, (ii) natural persons and investment vehicles of natural persons and (iii) any Defaulting Lender or any Subsidiary of a Defaulting Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans of any Class at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned (it being agreed that notwithstanding anything herein, during the Certain Funds Period, the Parent may withhold such consent in its sole discretion unless a Certain Funds Default has occurred and is existing)) of:
(A)the Parent, provided that, other than during the Certain Funds Period, the Parent shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received a written request for its consent to such proposed assignment; provided, further, that no consent of the Parent shall be required (v) for an assignment between Morgan Stanley Senior Funding, Inc. and Morgan Stanley Bank, N.A., (w) for an assignment between Goldman Sachs Bank and Goldman Sachs Lending Partners LLC, (x) for an assignment to a Lender with a Commitment or Loan immediately prior to giving effect to such assignment, (y) other than during the Certain Funds Period, for an assignment to an Affiliate of a Lender or an Approved Fund or, (z) if an Event of Default under Article VII(a), (b), (h) or (i) (or during the Certain Funds Period, which is also a Certain Funds Default) has occurred and is continuing, for an assignment, any other assignee; and

(B)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment, an Affiliate of a Lender or an Approved Fund.
(i)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of the applicable Class, the amount of the Commitment or Loans of the applicable Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than €5,000,000 and shall be in minimum increments of €1,000,000 in excess thereof unless each of the Parent and the Administrative Agent otherwise consent; provided that no such consent of the Parent shall be required if an Event of Default under Article VII(a), (b), (h) or (i) has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent and any of its Subsidiaries, and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.
For the purposes of this Section 9.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(ii)Subject to acceptance and recording thereof pursuant to paragraph (b) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 to the extent that any claim thereunder relates to an event arising prior to such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iii)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans of each Class and any interest thereon owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(iv)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(b)(i) Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) (other than (i) the Parent and its Subsidiaries, (ii) natural persons and investment vehicles of natural persons and (iv) any Defaulting Lender or any Subsidiary of a Defaulting Lender) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans of any Class owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(e), it being understood that the documentation required under Section 2.16(e) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section. Each Lender that sells a participation agrees, at the Parent’s request and expense, to use reasonable efforts to cooperate with the Parent to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.
(c)(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (x) the sale of the participation to such Participant is made with the Borrowers’ prior written consent or (y) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender and in any event shall not be entitled to any greater payment than the applicable Lender that sold such participation to such Participant would have been entitled to receive. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, central bank or similar institution and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.05Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement of any provision hereof.
Section 9.06Counterparts; Integration; Effectiveness. This Agreement may be executed in one or more counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic communication (including by electronic mail as a .pdf or .tif attachment) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all Obligations held by such Lender to the extent then due and owing, irrespective of whether or not such Lender shall have made any demand under this Agreement. Each Lender agrees to notify the applicable Borrower promptly of its exercise of any rights under this Section, but the failure to provide such notice shall not otherwise limit its rights under this Section or result in any liability to such Lender. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 9.09Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.
(a)Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in the first sentence of paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)Each party to this Agreement irrevocably consents to service of process at the address provided for in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12Confidentiality. (a) Each of the Administrative Agent, the Agents, the Bookrunners and the Lenders (each, a “Disclosing Party”) agrees to maintain the confidentiality of the

Information (as defined below) in accordance with such Person’s customary procedures for handling confidential information of such nature, except that Information may be disclosed (i) to Related Parties of such Disclosing Party, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) upon the request or demand of any regulatory authority having jurisdiction over such Disclosing Party or its Affiliates (in which case such Disclosing Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (x) promptly notify the Parent, in advance, to the extent permitted by law and (y) so furnish only that portion of such information which the applicable Disclosing Party is legally required to disclose), (iii) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Disclosing Party shall except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (x) promptly notify the Parent, in advance, to the extent permitted by law and (y) so furnish only that portion of such information which the applicable Disclosing Party is legally required to disclose), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions no less restrictive than those of this Section, and to the execution of a confidentiality and front running letter substantially in the form of Exhibit E (with only such changes thereto as may be approved by the Administrative Agent and the Parent), to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) with the written consent of the Parent, (viii) to any credit insurer or reinsurer (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ix) on a confidential basis to any rating agency in connection with rating the Parent or any of its Subsidiaries or the Loans hereunder, (x) to the CUSIP bureau, solely to the extent such confidential information is necessary to obtain CUSIP numbers and in consultation with the Parent or (xi) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Disclosing Party on a non-confidential basis from a source other than a Borrower or any of its Related Parties not known by such Disclosing Party to be disclosed by such source in breach of any legal or contractual obligation to any Borrower or any of its Related Parties). In addition, each Disclosing Party may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers in connection with the administration and management of this Agreement and the other Loan Documents; provided that, no such Disclosing Party shall disclose the identity of any Borrower. For the purposes of this Section, “Information” means all information that is made available to any Disclosing Party by or on behalf of any Borrower or any of their respective Related Parties in connection with this Agreement and the transactions contemplated hereby, other than any such information that is available to such Disclosing Party on a non-confidential basis prior to disclosure by such Borrower or any of its Related Parties, excluding any information which, to such Disclosing Party’s actual knowledge, has been disclosed by the source of such information in violation of a duty of confidentiality to any Borrower or any of their respective Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Lender acknowledges that its ability to disclose information concerning the Transactions is or may be restricted by the Bidding Rules and irrevocably and unconditionally undertakes to only disclose information concerning the Transaction in accordance with the provisions of this Agreement and the Bidding Rules. For the avoidance of doubt, nothing in this clause (a) prohibits or impedes any individual from communicating or disclosing Information regarding suspected violations of laws, rules, or regulations to a Governmental Authority or self-regulatory authority without any notification to any Person.
(a)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NONPUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND

APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS AND THE EU MARKET ABUSE REGULATION.
(b)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NONPUBLIC INFORMATION ABOUT THE BORROWERS AND THEIR SUBSIDIARIES, AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 9.13Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.14Patriot Act. Each Lender subject to the Patriot Act and the Beneficial Ownership Regulation hereby notifies each Borrower and each Guarantor that, pursuant to Section 326 of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Borrower and each Guarantor, including the name and address of each Borrower and each Guarantor and other information that will allow such Lender to identify each Borrower and each Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation.
Section 9.15Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.16No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i)

(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Agents and the Bookrunners are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Agents and the Bookrunners, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrowers are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Agents, the Bookrunners and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of their respective Affiliates, or any other Person, (B) irrespective of whether any Lender, any Bookrunner, any Agent, the Administrative Agent or any of their Affiliates has advised or is advising any Borrower on other matters, no Borrower shall claim any such fiduciary, advisory or agency relationship or services and each Borrower acknowledges that none of the Administrative Agent, any Agent, any Lender, any Bookrunner or any of their Affiliates owes a fiduciary or similar duty to any Borrower in connection with the Transactions or the process leading thereto and; and (iii) the Administrative Agent, the Lenders, the Agents and the Bookrunners and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Agent nor any Bookrunner or Lender has any obligation to disclose any of such interests to any Borrower or their respective Affiliates. In addition, the parties hereto acknowledge that that Morgan Stanley & Co. LLC has been retained by the Borrowers as financial advisor (in such capacity, the “Financial Advisor”) and structuring advisor (in such capacity, the “Structuring Advisor”) for the Borrower in connection with the Acquisition and the spin-off of either the business identified to Morgan Stanley Senior Funding, Inc. (or its applicable affiliate) as “ColdCo” or “HotCo” (including the Spin-Off). The parties hereto agree to such retention, and further agree not to assert any claim any party might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, Morgan Stanley Senior Funding, Inc. and its Affiliates’ relationships with the Borrowers and the other parties hereto hereunder.
Section 9.17Release of Guarantors. Notwithstanding anything to the contrary contained herein or in any other Loan Document:
(a)A Guarantor shall automatically be released and discharged in full from its obligations under the Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary or becomes an Excluded Subsidiary. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
(b)Further, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to), upon the request of the Parent, release any Guarantor from its obligations under the Guaranty if, as of the time such Guarantor is released and immediately after giving effect thereto, the Guaranty of such Guarantor is not required by Section 5.08.
(c)At such time as the principal and interest with respect to all Loans and all other monetary payment Obligations which are then due and payable (other than contingent indemnification obligations and other Obligations expressly stated to survive such payment and termination) have been paid in full and all Commitments have terminated or expired (such time, the “Facility Termination”), the Guaranty and all obligations (other than those expressly stated to survive such termination) of each Guarantor thereunder shall automatically terminate and be released and discharged in full, all without delivery of any instrument or performance of any act by any Person. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if within 180 days after such release (or such longer period under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect during which any payment in respect of the Obligations guaranteed thereby can be annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid) any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made; provided, however, that any such reinstated guarantee shall be released immediately upon the Obligations being indefeasibly paid in full.
Section 9.18Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 9.19Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the applicable Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the applicable Loan Party (or to any other Person who may be entitled thereto under applicable law).
Section 9.20Debt Syndication During Certain Funds Period.
(a)Each of the Lenders and the Agents confirms that it is aware of, and agrees to comply in all respects with, the terms and requirements of the Bidding Rules in relation to debt syndication during the offer period under the Bidding Rules, including, but not limited to, with respect to the “certain funds” requirements as laid down in article 7(4) of the DDPB.
Section 9.21Co-Borrower.

(a)Each of KDP and Maple agrees that it is jointly and severally liable for the obligations of each Borrower hereunder with respect to all Obligations, including with respect to any Class of Loans, the payment of principal of and interest on all Loans, the payment of fees and indemnities and reimbursement of costs and expenses. Each of KDP and Maple is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them. Each of KDP And Maple, jointly and severally, hereby irrevocably and unconditionally accepts, as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all Obligations shall be the joint and several obligations of both of the Borrowers without preferences or distinction among them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event the other Borrower will make such payment with respect to, or perform, such Obligations. Notwithstanding the foregoing, this Section 9.21(a) shall be subject to Section 9.21(c) below.
(b)The Parent (in such capacity, the “Borrower Agent”) shall act as the representative and agent of the Borrowers for all purposes under this Agreement and the other Loan Documents, including requests for Loans, designation of interest rates, delivery or receipt of communications, receipt and payment of Obligations, requests for (and execution of) waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent or any Lender. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by the Borrower Agent on behalf of any Borrower. Notwithstanding anything herein to the contrary, any notice, agreement, document, or other communication, or any action or obligation, in each case, that is required by this Agreement or any other Loan Document to be provided or taken by a Borrower shall be deemed to be valid or satisfied, as applicable, if given, taken, delivered or otherwise satisfied by the Borrower Agent, or by any Borrower.
(c)On and as of the Spin-Off Consummation Time, upon written notice of the occurrence of the Spin-Off Consummation Time from Maple to the Administrative Agent, (i) KDP shall be automatically released as the “Borrower” and the “Parent” hereunder and KDP’s status as a “Borrower” and the “Parent” hereunder shall terminate, (ii) all obligations and liability of KDP pursuant to Section 9.21(a) shall automatically terminate and (iii) the Lenders shall have no further obligation to make any Loans or other extensions of credit to KDP. On and as of the Spin-Off Consummation Time, Maple (i) confirms and reaffirms that it remains a debtor and primary obligor in respect of all of the Obligations hereunder and under any Loan Document (including any such Obligations with respect to any Loan initially requested or disbursed to an account of KDP) and (ii) assumes, as a primary liability, all duties and obligations of KDP hereunder and under the other Loan Documents, including its duties as a Borrower and the Parent.

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